Form 10-K, Exhibit 13
period 1996-06-30
FIRST BANCORP /IN/
filed 1996-09-30
CIK 840458

[FRONT COVER]


                                                                            1996

[GRAPHIC OMITTED]



















                                                                     1ST BANCORP
                                                                          ANNUAL
                                                                          REPORT

                                Table of Contents


                          1ST BANCORP AND SUBSIDIARIES



Message to the Shareholders.................................................  2

Selected Financial Highlights...............................................  3

Board of Directors..........................................................  4

Business Discussion.........................................................  5

Management's Discussion and Analysis of Results
     of Operations and Financial Condition..................................  8

Independent Auditors' Report................................................ 16

Consolidated Statements of Financial Condition.............................. 17

Consolidated Statements of Earnings......................................... 18

Consolidated Statements of Stockholders' Equity............................. 19

Consolidated Statements of Cash Flows....................................... 20

Notes to Consolidated Financial Statements.................................. 21

Management and Office Locations............................................. 40

Corporate Information....................................................... 41

Message to the Shareholders:

         We are very pleased to report record earnings of $5,762,000, or $8.63 per share, during fiscal year 1996! This represents a 137 percent increase over net earnings of $2,430,000, or $3.72 per share, during fiscal 1995 which had previously been the record earnings year for 1ST BANCORP.

         1ST BANCORP's return on average equity was 29.45% during the year as compared to 16.62% last year. Return on average assets was 2.05% during the year as compared to .84% last year.

         These outstanding financial statistics for the year were greatly enhanced as a result of the sale of the Bank's two branch offices in Tipton and Kokomo, Indiana. These branch sales provided earnings and additional capital to the Bank and to the Corporation. The sales also allowed management to focus on increased involvement in the Vincennes market area and on growth in the nonconforming mortgage market through the Bank's loan production offices.

         We provide mortgages to customers located in Indiana, Ohio, and Kentucky through nonconforming loan products offered by our loan production offices in these states. During fiscal 1996, these offices produced $65.9 million in nonconforming loans as compared to $10.6 million in such loans during the preceding year. At June 30, 1996, the Bank held $39.9 million of nonconforming mortgage loans. Origination of these loans contributes to income through gain on sale, if sold, and through yield enhancement, if held. Primarily due to the higher interest yield of these loans, our average yield on loans increased by 54 basis points during the year to 8.36% at June 30, 1996 from 7.82% at June 30, 1995. This yield increase should enhance our interest rate margin in future years.

         Our continued and renewed focus on meeting the credit and banking needs of the Vincennes market resulted in an "Outstanding" CRA (Community Reinvestment
Act) rating by our regulators. We are proud of this achievement which amplifies our commitment to serving the financial needs of the Vincennes community.

         We remain committed to maintaining superior asset quality and therefore only high quality mortgage loans are placed in portfolio. At June 30, 1996, nonperforming assets aggregated $.8 million, or .3% of total assets, as compared to $.5 million, or .2% of assets, at June 30, 1995. We take great pride in our asset quality and pledge to continue the efforts that have proven successful in this regard.

         1ST BANCORP  continues to focus on maximizing  earnings and shareholder value. During the year, a five percent stock dividend was declared. Additionally, the quarterly cash dividend was doubled from five cents to ten cents per share. In August 1996, we announced a stock repurchase plan whereby up to five percent of the Corporation's stock may be repurchased during the next two years. This will provide flexibility to the Board to further enhance book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

         As always, we wish to thank our shareholders, associates, and customers for their continued loyalty and support.

                                  Sincerely,


                                  /s/ C. James McCormick
                                  C. James McCormick
                                  Chairman of the Board and CEO



                                  /s/ Frank Baracani
                                  Frank Baracani
                                  President

                          Selected Financial Highlights
                          1ST BANCORP AND SUBSIDIARIES



                                                          1996       1995       1994       1993       1992
                                                        -------    -------    -------    -------    -------
Summary of Earnings                                        (Dollars in thousands  except per share  amounts)
- -------------------                                     ---------------------------------------------------
 (for the  year ended June 30):
  Interest Income ...................................    20,875     19,903     15,506     16,149     18,501
  Interest Expense ..................................    14,520     13,419      8,955      9,405     12,169
  Provision for Loan Losses .........................        83        100         75        115        142
  Non-Interest Income ...............................    10,391      5,384      3,434      3,705      2,301
  Non-Interest Expense ..............................     7,528      7,898      7,459      6,836      5,306
  Income Taxes ......................................     3,373      1,440        808      1,222      1,244
  Net Earnings ......................................     5,762      2,430      1,643      2,276      1,941
- -----------------------------------------------------   -------    -------    -------    -------    -------
  Earnings Per Share (1)
    Primary .........................................   $  8.63    $  3.72    $  2.43    $  3.59    $  3.39
    Fully-Diluted ...................................   $  8.63    $  3.71    $  2.43    $  3.58    $  3.25
=====================================================   =======    =======    =======    =======    =======

Financial Condition (as of June 30):
  Total Assets ......................................   263,483    312,759    253,560    230,293    209,816
  Securities Available for Sale .....................    10,499         --      5,758      1,307      1,853
  Securities Held to Maturity .......................    43,624     72,005     51,119     25,990     27,493
  Loans .............................................   169,339    206,923    176,181    178,004    167,436
  Deposits ..........................................   137,148    209,805    172,791    172,413    185,509
  Borrowings ........................................   100,885     79,387     59,520     37,200      8,840
  Stockholders' Equity ..............................    21,729     16,333     13,520     12,854      9,791
- -----------------------------------------------------   -------    -------    -------    -------    -------

  Stockholders' Equity Per Share (1)(2) .............   $ 32.60    $ 24.52    $ 22.80    $ 21.18   $  18.19

Supplemental Data (At or for the year ended June 30):
  Yield on Interest-Earning Assets ..................      7.75%      7.22%      6.87%      7.78%      9.21%
  Cost of Interest-Earning Liabilities ..............      5.67%      5.02%      4.18%      4.76%      6.21%
  Net Interest-Rate Spread ..........................      2.08%      2.20%      2.69%      3.02%      3.00%
  Net Interest-Rate Margin ..........................      2.36%      2.35%      2.89%      3.25%      3.16%

  Return on Average Total Assets ....................      2.05%      0.84%      0.70%      1.03%      0.93%
  Return on Average Shareholders' Equity ............     29.45%     16.62%     12.24%     20.10%     22.35%
  Equity to Assets Ratio ............................      8.25%      5.22%      5.33%      5.58%      4.67%

  Cash Dividends Per Share (1) ......................   $  0.39    $  0.19    $  0.19    $  0.14         --
  Dividend Payout Ratio .............................      4.52%      5.13%      7.81%      3.99%        --
=====================================================   =======    =======    =======    =======    =======
- -----------------------

(1) All per share calculations adjusted for the 5-for-4 stock split effective July 15, 1992 and the 5% stock dividend issued February 9, 1996.

(2) Calculated by dividing total equity by number of shares of common stock outstanding at year end.

                               BOARD OF DIRECTORS
                                   1ST BANCORP

                          1ST BANCORP AND SUBSIDIARIES

                            [PHOTO OF ALL DIRECTORS]


Front row, left to right:

C. James McCormick, Chairman & CEO  *
   Chairman of the Board-
   McCormick, Inc., Bestway Express, Inc.,
   and President of JAMAC Corp.

Ruth Mix Carnahan
   Secretary-Treasurer, Carnahan Grain, Inc.

Arthur L. Hart, Chairman Emeritus
   Retired Counsel - Hart, Bell, Cummings
   Ewing & Stuckey, Attorneys-at-Law

Frank Baracani, President  *
   President and Chief Executive Officer,
   First Federal Bank,
   A Federal Savings Bank

Back row, left to right:

James W. Bobe
   Farmer and County Commissioner

R. William Ballard
   Senior Vice President
   First Federal Bank,
   A Federal Savings Bank

Donald G. Bell, Vice President
   Senior Partner - Hart, Bell, Cummings
   Ewing, & Stuckey, Attorneys-at-Law

Lynn Stenftenagel, Secretary/Treasurer
   Executive Vice President, Secretary and
   Chief Financial Officer,
   First Federal Bank,
   A Federal Savings Bank

Rahmi Soyugenc
   Chairman of the Board and President-
   Evansville Metal Products, Inc.,
   and President - National Anodizing &
   Plating, Keller Street Corporation

John J. Summers, Vice Chairman
   Retired President,
   Hamilton Glass Products, Inc.


All of the above directors of 1ST BANCORP are also directors of First Federal Bank, A Federal Savings Bank.

*Also director and officer of First Financial Insurance Agency, Inc. and First Title Company.

BUSINESS DISCUSSION

         1ST BANCORP, an Indiana corporation formed in 1988 (the "Corporation"), is a nondiversified, unitary savings and loan holding company whose principal subsidiary is First Federal Bank, A Federal Savings Bank ("First Federal" or the "Bank"). The Bank operates a retail banking office in Vincennes, Indiana and loan production offices in Indianapolis and Evansville, Indiana, suburbs of Cincinnati, Dayton, and Cleveland, Ohio, and Louisville, Kentucky.

         Other  Corporation   subsidiaries  include  First  Financial  Insurance
Agency, Inc. ("First Financial" or the "Agency"), a full service insurance agency, and First Title Company, a currently inactive corporation.


                               Lending

         First Federal is committed to remaining a residential mortgage lender. During the Bank's sixty year history, the focus has always been to satisfy the housing needs of targeted communities. First Federal has grown and prospered during this time, and has always put mortgage lending in the forefront of its business opportunities. A proven track record indicates success in this field and although ancillary types of lending are offered for customer convenience, the focus will continue to be in residential real estate lending.

         First Federal funded $172.4 million in loans during fiscal 1996, an increase from the $124.7 million in loans closed in fiscal 1995. This represents an increase of 38.3% in loan volume during 1996 as compared to 1995.

         Conforming mortgage loan volume has remained relatively stable during the year, even with the substantially reduced lending area resulting from the sale of the two branch offices during December, 1995. In order to maintain the mortgage volume after the branch sales, a wholesale correspondent program was established and administered from the Vincennes retail office. This program has since been discontinued, but did provide the additional mortgage volume anticipated. Total conforming mortgage loan volume of $106.5 million during fiscal 1996 compares favorably to the conforming loan volume of $114.1 million during 1995.

         First Federal is committed to efficiently providing the credit needs of the Vincennes community and has done well in this endeavor as evidenced by the "Outstanding" CRA (Community Reinvestment Act) rating it received from Bank regulators. However, with the increasing number of mortgage professionals in the conforming mortgage market and the decreasing profits provided by such lending, the Bank is also focussing efforts on the nonconforming mortgage market. This market provides loans to a wider group of qualifying mortgage customers.

         During fiscal 1996, $65.9 million of nonconforming mortgage loans were funded as compared to $10.6 million of nonconforming loans funded in 1995. These loans are generated by the loan production offices located in Indiana, Ohio, and Kentucky.

         In order to maintain high asset quality, all except the highest quality nonconforming mortgage loans are sold, servicing released, to other companies. High quality nonconforming mortgage loans are retained in portfolio for yield. Most of the conforming mortgage loans were sold in the secondary market with servicing retained by the Bank; however, a portion of the new conforming lending was placed in portfolio to enhance yield and/or decrease interest rate risk. During the year, First Federal sold $161.4 million of residential mortgage loans.

         At June 30, 1996, the Bank maintained a high quality portfolio with a concentration in residential real estate as follows:

Real Estate Loans:
  Construction Loans on:
    1-4 family dwelling units       $  2,171,000         1.4%
  Permanent Mortgages on:
    1-4 family dwelling units        133,092,000        86.8%
    5 or more dwelling units           1,091,000          .7%
    Nonresidential property            3,850,000         2.5%
    Land                               3,214,000         2.1%
Consumer Loans                        10,010,000         6.5%
- -----------------------------       ------------       -----
Total Loans                         $153,428,000       100.0%
=============================       ============       =====

         Over 95% of the total loan portfolio at June 30, 1996 consisted of residential real estate or consumer loans. Of the total $172.4 million loans processed during fiscal year 1996, over 98% was for residential or consumer purposes.

         Loan  quality  continues  to  be  outstanding.   With  the  entry  into
nonconforming lending, controls are in place to ensure continued strong asset quality. Nonperforming assets totalled only $.8 million, or .3% of total assets at June 30, 1996. This compares to nonperforming assets of $.5 million, or .2% of total assets, at June 30, 1995. This level of nonperforming assets continues to be one of the lowest in the industry.


         Total allowance for loan losses at June 30, 1996 aggregated $896,000, or .6% of the net loan portfolio. This compares to $878,000, or .4% of the net loan portfolio, at June 30, 1995. Although loans were sold as part of the branch sales transactions, the allowance for loan losses was not reduced, thus this allowance now constitutes a larger percentage of the net loan portfolio. Management believes the reserves are adequate to absorb potential future losses.


                            Retail Banking

         The Bank operates one banking office located in Vincennes, Indiana. Plans have been announced to open a branch drive-in facility at 1700 Willow Street in Vincennes.

         During the year, the branch offices in Tipton and Kokomo, Indiana were sold and retail banking efforts were concentrated in the Vincennes area.

         A variety of savings products and conveniences are offered by First Federal. Varying checking, money market deposit accounts (MMDA), and savings certificates are offered at competitive interest rates. New savings and checking products are continually being evaluated. Wire services, travelers' checks, money orders, savings bonds, ATM services, bank by mail, and automatic transfers are offered for customer convenience.

         An extensive array of loan products is also offered. Fixed rate, adjustable rate, and balloon mortgages, as well as consumer loan products, credit cards, and overdraft and home equity lines of credit are available. Nonconforming mortgage loans are also offered, thus providing mortgage service for all segments of the communities being served.


                              Insurance

         First Financial Insurance Agency, Inc. continues to grow in insurance volume and in the number of companies represented. At June 30, 1996, the Agency represented 15 property and casualty insurance companies. First Financial provides a full line of insurance products, including home, auto, farm and commercial coverages. The Agency also markets various health and life insurance products through its affiliation with six additional companies.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


            Results of Operations and Financial Condition

         1ST BANCORP achieved record net earnings in each of the past two fiscal years. During the year ended June 30, 1996, net earnings were $5,762,000 as compared to $2,430,000 for the year ended June 30, 1995 and $1,643,000 for the year ended June 30, 1994. Earnings per share, on a fully-diluted basis, were $8.63 during 1996, $3.71 during 1995, and $2.43 during 1994. Dividends per common share were $.40 in 1996, $.20 in 1995, and $.20 in 1994.

         1ST BANCORP's assets decreased to $263,483,000 at June 30, 1996 as compared to $312,759,000 at June 30, 1995. This decrease occurred because of the sale of the two branch offices during the fiscal year. Stockholders' equity at June 30, 1996 was $21,729,000, an increase of 33.0% over stockholders' equity of $16,333,000, at June 30, 1995.


           Interest Rate Environment and Corporate Strategic Planning

         The interest rate environment plays an important role in the strategic planning, new business, and earnings of the Corporation. The bank experienced another fluctuating interest rate environment during fiscal year 1996 which made strategic planning very challenging.

         With the expanding loan production office network and increased volume in nonconforming mortgage originations, the effect of the interest rate fluctuations was somewhat mitigated because rates do not move as quickly in the nonconforming mortgage market.


                         Net Interest Income

                               NET INTEREST INCOME



                                                  1996                             1995                             1994
                                       ---------------------------     ----------------------------     ---------------------------
                                       Average               Yield     Average                Yield     Average               Yield
                                       Balance  Interest     Rate      Balance   Interest     Rate      Balance   Interest    Rate
                                       ---------------------------     ----------------------------     ---------------------------
                                                                          (Dollars in Thousands)

ASSETS
  Interest Earning Assets:
    Short-Term Investments and
      Interest Bearing Deposits         $17,825     $955    5.36%       $12,332      $666    5.40%       $13,726      $407   2.97%
    Investment and Trading
      Account Securities                 59,777    3,893    6.51%        70,067     4,144    5.91%        41,169     2,235   5.43%
    Loans                               191,735   16,027    8.36%       193,020    15,093    7.82%       171,073    12,864   7.52%
                                       ---------------------------     ----------------------------     ---------------------------
  Total Interest Earning Assets         269,337   20,875    7.75%       275,419    19,903    7.22%       225,968    15,506   6.87%
  Allowance for Loan Losses                (886)                           (855)                            (855)
  Other Assets                           13,221                          15,383                           11,101
Total Assets                           $281,672                        $289,947                         $236,214
                                       ========                        ========                         ========

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest Bearing Liabilities:
    Deposits                            163,793    9,073    5.54%       191,350     8,977    4.69%       173,238     7,162   4.13%
    Short-Term Borrowings                 3,368      154    4.57%         6,186       379    6.13%         3,600       201   5.58%
    Federal Home Loan Bank Advances
        and Other Borrowings             89,103    5,293    5.94%        69,645     4,063    5.83%        37,619     1,592   4.23%
                                       ---------------------------     ----------------------------     ---------------------------
  Total Interest Bearing Liabilities    256,264   14,520    5.67%       267,181    13,419    5.02%       214,457     8,955   4.18%
  Other Liabilities                       5,842                           8,149                            8,336
  Stockholders' Equity                   19,566                          14,617                           13,421
Total Liabilities and
  Stockholders' Equity                  281,672                         289,947                          236,214
                                       ========                        ========                         ========
Net Interest Income / Spread                       6,355    2.08%                   6,484    2.20%                   6,551   2.69%
                                                  ==============                   ==============                   =============
Net Interest Margin                                         2.36%                            2.35%                           2.89%
                                                            ====                             ====                            ====



         Net interest income is affected by both the volume and rates of interest-earnings assets and interest-bearing liabilities. Net interest income before provision for loan losses was $6,355,000 in 1996 as compared to $6,484,000 in 1995 and $6,551,000 in 1994. The decrease in 1996 from the level in 1995 is due to a lower volume of interest earning assets and interest bearing liabilities. The decrease in 1995 over 1994 was due to the decreased interest rate margin, a product of the increasing interest rates during the year, which was not fully offset by the increased levels of interest earning assets and interest bearing liabilities.

         Interest income has fluctuated during the past three years and reached a record level of $20,875,000 in 1996 as compared to $19,903,000 in 1995 and $15,506,000 in 1994. Likewise, interest expense increased to $14,520,000 in 1996 as compared to $13,419,000 in 1995 and $8,955,000 in 1994. These levels are reflective of the interest rate fluctuations and the various operating strategies implemented during the three year period as discussed below.

         The annualized average yield on interest earning assets has increased during the past three years because of changes in the economic environment and because of the increased volume of high yielding nonconforming mortgage loans being placed in portfolio. The average yield on interest earning assets increased to 7.75% during 1996 from 7.22% during 1995, and 6.87% in 1994.
Likewise, the annualized average cost of interest bearing liabilities has increased to 5.67% during 1996 from 5.02% in 1995, and 4.18% in 1994. The net interest spread has decreased to 2.08% during 1996 from 2.20% in 1995 and from 2.69% during 1994.

Fiscal 1996 vs. fiscal 1995

         Because of the branch sales in December 1995, cash management was an increased strategic concern during fiscal 1996. As can be seen on the Net Interest Income chart, the average yield on short-term investments and interest bearing deposits remained relatively stable at 5.36% during 1996 as compared to 5.40% during 1995, however the average balance increased to $17,825,000 during 1996 from $12,332,000 during 1995. Alternative cash sources were necessary to fund the cash outflow resulting from the branch sales. Funds were obtained through increased borrowing and brokered funds as well as through the sale of loans and securities. However, these funds were not immediately reinvested because strategic planning called for investing in high yielding nonconforming loans as such loans became available. Therefore, this cash was generating income at overnight funds rates until invested in loans.

         Because of the opportunity allowed by the FASB Special Report on implementation of Statement 115, the investment portfolio was restructured in December 1995. This resulted in the sale of securities which decreased the average balance in investment and trading account securities to $59,777,000 in 1996 as compared to $70,067,000 in 1995. These investment securities had a substantially improved yield of 6.51% during 1996 as compared to 5.91% during 1995.

         The Net Interest Income chart also indicates the Corporation's average loan balance stayed relatively constant at $191,735,000 during 1996 compared to $193,020,000 during 1995. However, the yield increased by 54 basis points to 8.36% during 1996 from 7.82% during 1995. This increase in yield resulted from the sale of lower yielding loans during the year and the replacement of these loans in portfolio by the higher yielding nonconforming loans. This increase in yield is considered substantial by management, is expected to lead to increased earnings, and will be the focus of future strategic decisions.

         While all the restructuring on the asset side resulted in an increased yield on earning assets, the restructuring of the liability side resulted in an offsetting larger increase in the cost of interest bearing liabilities. With the outflow of savings occurring as a result of the branch sales, cash was obtained through brokered savings and through increased borrowings.

         The average deposits during 1996 decreased to $163,793,000 from $191,350,000 during 1995 because of the deposit outflow associated with the branch sales, offset somewhat by an increase in brokered deposits. Because the deposits that were sold included transaction accounts and passbook funds, the average cost of these transferred deposits was relatively low. Thus, the average cost of interest bearing deposits rose to 5.54% in 1996 as compared to 4.69% during 1995. Although not reflected in net interest income, the decrease in deposits resulted in a decreased federal deposit insurance premium expense. This is reflected in non-interest expense.

         To supplement cash flow, additional funds were borrowed during 1996. The average balance of Federal Home Loan Bank advances and other borrowings increased to $89,103,000 in 1996 from $69,645,000 in 1995. Even though the average cost of such borrowings remained relatively constant at 5.94% during 1996 as compared to 5.83% during 1995, the increased volume contributed to the increased cost of interest bearing liabilities.

         The increased liability cost coupled with the excessive funds invested at the overnight funds rate while being held for future investment in higher yielding loans has resulted in a decreased net interest spread during the year. The reinvestment of funds at higher yields will be a major focus in the upcoming fiscal year and should be accomplished readily.

Fiscal 1995 vs. fiscal 1994

         During years of increasing interest rates, as experienced in fiscal year 1995, the cost of interest bearing liabilities, which normally have shorter term maturities, generally outpaces the increased income generated from interest earning assets. During 1995, there was a substantial increase in yield on interest earning assets over that experienced in 1994. This resulted from placing higher fixed rate mortgage loans in portfolio as well as the upward repricing in rate of the adjustable rate loan portfolio. However, a larger cost was incurred with the upward repricing of a large portion of interest-bearing liabilities.

Net interest margin

         Another factor that must be considered is the contribution of interest free funds on the interest rate spread, which is the basis of the interest rate margin. Average interest earning assets exceeded average interest bearing liabilities by $13,073,000 in 1996, by $8,238,000 in 1995, and by $11,511,000 in
1994. An excess of interest earning assets effectively contributes interest free funds as an integral part of the interest rate margin. Thus, the Corporation's net interest margin exceeded the spread by 28 basis points in 1996, by 15 basis points in 1995, and by 20 basis points in 1994.


                         Non-Interest Income

         Non-interest   income  has  increased  in  1996  to  $10,391,000   from
$5,384,000 in 1995 and from $3,434,000 in 1994. The major reason for the increase in 1996 was the $7,274,000 gain on sale of the branch offices.

         Net gain on sales of loans increased to $2,026,000 in 1996 from $582,000 in 1995 and from $942,000 in 1994. In 1996, this income was a result of the gain on sale of loans sold in the conforming and nonconforming secondary market. The Bank adopted FAS 122 for fiscal year 1996 which resulted in increased gain on sale of loans due to the capitalization of $454,000 of originated mortgage servicing rights. Total loan sales aggregated $161,421,000 in 1996, $32,835,000 in 1995, and $206,691,000 in 1994. Included in the loan sales during 1996 was $26,200,000 in nonconforming loan paper, which generates a strong gain on sale and is not as rate sensitive in the market. In previous years, mostly conforming loan paper was sold and the gains generated were dependent on volume sold.

         A $111,000 net loss on the sales of securities was recognized during 1996 as compared to net gains of $16,000 in 1995 and $196,000 in 1994. This loss in 1996 was incurred because of the opportunity afforded by the issuance of the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," to restructure the investment portfolio. Lower yielding securities were sold to improve investment yield on the remaining portfolio.

         Income from fees and service charges decreased to $296,000 in 1996 from $981,000 in 1995 and from $858,000 in 1994. The level of fees is significantly affected by servicing fee income on loans serviced for other owners. The Bank retains .25% servicing fee on fixed rate loans and .375% servicing fee on adjustable rate loans that have been sold in the secondary market. Loans sold to others, with servicing retained by the Bank, totalled $81,353,000 at June 30, 1996, $193,058,000 at June 30, 1995, and $392,593,000 at June 30, 1994. The
total amount of loans serviced by the Bank for the benefit of others decreased substantially during 1996 and therefore the fees also decreased accordingly during the year. At June 30, 1995, the amount of loans serviced by the Bank also decreased considerably as compared to the previous fiscal year end, however much of the decrease occurred in June 1995. Therefore fees were collected throughout most of the fiscal year, resulting in the increase in servicing fees collected.

         Other non-interest income decreased to $906,000 in 1996 as compared to $3,805,000 in 1995 and $1,438,000 in 1994. Of this income, $237,000 during 1996,
$2,980,000 during 1995, and $700,000 during 1994 resulted from the sale of FHLMC and FNMA servicing rights. These servicing rights were sold to minimize prepayment risk associated with the projected lowering long term interest rate scenario. Additionally, in years prior to 1996, these servicing rights were sold to recognize currently the value in net income; with the adoption of FAS 122, this is no longer necessary, as the value of the servicing rights is recognized currently.


                              Non-Interest Expense

         Non-interest expense decreased to $7,528,000 in 1996 as compared to $7,898,000 in 1995 and $7,459,000 in 1994. The decrease in 1996 can be directly attributed to the branch sales, offset somewhat by increased costs associated with loan production offices. The increase in 1995 over 1994 was the result of the increase in loan production offices.

         Compensation and employee benefits, the major component of non-interest expense, decreased to $4,273,000 in 1996 from $4,442,000 in 1995 and $4,225,000 in 1994. The decrease in 1996 was from the decrease in employees resulting from the sale of the branches, offset somewhat by pay adjustments during the year, increased cost of employee benefits, and increased staffing of the loan production offices. The increase during 1995 was due, in part, to pay adjustments during the year for employees, both for merit and cost of living, and to bonus and commission payouts, as well as increased staffing of the loan production offices.

         Net occupancy decreased to $746,000 in 1996 from $815,000 during 1995 and $749,000 during 1994. This is also due to the sale of the branch offices, offset by increased loan production offices.

                         Financial Condition

         The Corporation's total assets decreased to $263,483,000 at June 30, 1996 from $312,759,000 at June 30, 1995.

         Total cash and cash equivalents increased by $7,767,000 to $25,099,000 at June 30, 1996 from $17,332,000 at June 30, 1995. This was an increase over an already high cash level at the previous fiscal year end when cash was being accumulated for repayment of borrowings maturing in early fiscal year 1996. Cash proceeds from borrowings and brokered certificates as well as from the sale of loans and investments during 1996 were placed in overnight funds accounts for reinvestment in higher yielding loans. Such reinvestment is expected to occur in fiscal 1997 as the loans become available.

         Securities available for sale totaled $10,499,000 at June 30, 1996 compared with no securities available for sale at June 30, 1995. Securities held to maturity decreased to $43,624,000 at June 30, 1996 from $72,005,000 at June 30, 1995. This overall decrease in investments occurred because of the opportunity afforded by the issuance of the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," to restructure the securities portfolio and sell low yielding investment securities.

         Net loans receivable decreased to $150,749,000 at June 30, 1996 from $201,819,000 at June 30, 1995. Part of this decrease was the sale of loans in conjunction with the branch sales. In addition, the decision was made during 1996 to sell an increased number of adjustable rate mortgage loans to enhance the yield of the loan portfolio. Adjustable rate mortgage loans had been held for interest rate risk purposes, however with the increased capital position, the decision was made to concentrate on current yield which in turn should mitigate interest rate risk. Loans held for sale increased to $18,590,000 at June 30, 1996 from $5,104,000 at June 30, 1995. This increase was due to management of the mortgage loans held for sale.

         Because of the branch sales, total deposits decreased to $137,148,000 at June 30, 1996 from $209,805,000 at June 30, 1995. Brokered deposits are used to supplement savings accounts obtained in the Vincennes area. Total brokered savings increased to $34,058,000 at June 30, 1996 from $24,696,000 at June 30, 1995.

         Advances from Federal Home Loan Bank and other borrowings increased to $100,885,000 at June 30, 1996 from $79,387,000 at June 30, 1995. The use of borrowings avoids payment of Federal insurance premiums and has been an integral component in the strategic plans of the Corporation.

                          Capital Resources

         At June 30, 1996, stockholders' equity was $21,729,000, an increase of $5,396,000, or 33.0%, over total stockholders' equity of $16,333,000 at June 30, 1995. This increase resulted from the sale of the branch offices as well as from the Corporation's profitable operations.

         The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is also subject to the regulatory requirements applicable to a federal savings bank.

         Current capital regulations require savings institutions to have minimum tangible capital equal to 1.5% of total assets and a minimum 3% core capital ratio. Additionally, savings institutions are required to meet a risk-based capital ratio equal to 8% of risk-weighted assets. At June 30, 1996, the Bank exceeded all capital requirements.

         Minimum capital standards place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution, as defined by the regulations, would have a total risk-based capital ratio of at least 10%, a Tier 1 (core) risk-based capital ratio of at least 6%, and a leverage (core) risk-based capital ratio of at least 5%. At June 30, 1996, First Federal was classified as "well- capitalized."

          The following is a summary of the Bank's regulatory capital and capital requirements at June 30, 1996:



                                                                                            Core/         Tier 1          Total
                                                  GAAP     Tangible       Tangible        Leverage      Risk-Based      Risk-Based
                                                 Capital    Capital        Equity          Capital        Capital         Capital
                                             ------------  ----------    ------------    ------------   -----------    ------------

1ST BANCORP GAAP Capital                     $21,729,000
First Federal GAAP Capital                   $22,770,000   $22,770,000    $22,770,000     $22,770,000    $22,770,000    $22,770,000

Additional Capital Items -
  Unrealized Loss on Investment Securities                     245,000        245,000         245,000        245,000        245,000
  General Valuation Allowance                                                                                               392,000
                                                           ------------------------------------------------------------------------
Regulatory Computed Capital                                 23,015,000     23,015,000      23,015,000     23,015,000     23,407,000
                                                           ========================================================================
Total Assets:
  Adjusted Total Assets                                    263,645,000    263,645,000     263,645,000        --               --
  Risk-Weighted Assets                                         --              --               --       128,848,000    128,848,000
                                                           ------------------------------------------------------------------------
Regulatory Computed Assets                                 263,645,000    263,645,000     263,645,000    128,848,000    128,848,000
                                                           ========================================================================
Regulatory Capital Ratio                                          8.73%          8.73%           8.73%         17.86%         18.17%
                                                                  ====           ====            ====          =====          =====
Regulatory Capital Category:
  OTS Minimum Requirements                                        1.50%                          3.00%                         8.00%
                                                                  ====                           ====                          ====

Prompt Corrective Action Requirements:
  Not Critically Undercapitalized Equal to                                       2.00%
                                                                                 ====

  Well Capitalized Equal to or Greater Than                                                      5.00%          6.00%         10.00%
                                                                                                 ====           ====          =====


                    Asset and Liability Management


         Thrift institutions are subject to interest rate risk to the degree that interest-bearing liabilities, primarily deposits and borrowings with relatively short-term maturities, mature or reprice more rapidly, or on a different basis, than interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non-interest income. Thus, the Corporation's operating results are affected by changes in the level of market rates of interest.

         An asset/liability management program has been designed and implemented to stabilize and improve earnings by managing interest rate risk without adversely affecting asset quality. This program involves the coordination of sources and uses of funds and the evaluation of changing market rate relationships. In this process, the Corporation's interest rate risk is analyzed using gap analysis and simulation analysis produced in-house and by the OTS.

         Management closely monitors the asset/liability mix and adjusts policies and strategies to manage the impact of fluctuating interest rates on operating results. The following table sets forth the repricing of the Corporation's interest earning assets and interest bearing liabilities at June 30, 1996. Prepayment assumptions and decay rates have been applied to more accurately reflect the asset/liability gap.


                                                                              At June 30, 1996
                                                                         Maturing or Repricing Within
                                                       -----------------------------------------------------------------------
                                          Average                       1 Year           1 to 3         3 to 5       More than
                                           Rate          Total          Or Less           Years          Years        5 Years
                                                       -----------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Rate Sensitive Assets
Loans Receivable (1)
- ------------------------------------------------------------------------------------------------------------------------------
   Adjustable Rate Mortgage loans         7.88%          $94,765         $67,779          $10,970        $12,068        $3,948
   Fixed Rate Mortgage loans              8.44%           65,954          13,380           19,230         12,410        20,934
   Nonmortgage Loans                     10.10%           10,002           5,576            2,821          1,192           413
Investments                               5.98%           83,676          32,245           13,369         13,915        24,147
                                         -------------------------------------------------------------------------------------
Total Rate Sensitive Assets               7.49%         $254,397        $118,980          $46,390        $39,585       $49,442
==============================================================================================================================
Rate Sensitive Liabilities
Deposits
  Fixed Maturity Deposits                 5.83%         $116,889         $71,382          $37,114         $6,137        $2,256
  Other Deposits (2)                      3.20%           19,330          11,150            2,408          1,754         4,018
FHLB Advances and Other Borrowings        5.60%          100,885          47,128           52,447            396           914
                                          ------------------------------------------------------------------------------------
Total Rate Sensitive Liabilities          5.52%         $237,104        $129,660          $91,969         $8,287        $7,188
==============================================================================================================================
Total Asset/Liability Gap                                $17,293        ($10,680)        ($45,579)       $31,298       $42,254
Cumulative Asset/Liability Gap                           $17,293        ($10,680)        ($56,259)      ($24,961)      $17,293
Cumulative Gap as a Percentage of
 Total Assets - 1996                                                       -4.05%          -21.35%         -9.47%         6.56%
Cumulative Gap as a Percentage of
Total Assets - 1995                                                        -9.02%          -34.11%        -22.43%         3.46%

- ---------------

(1) The distribution of fixed rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments. For adjustable rate loans, interest rates adjust at intervals of six months to seven years.

(2) A portion of these transaction account balances has been included in the More Than 5 Years category to reflect management's assumption that these accounts are not rate sensitive.

                              Liquidity

         The Corporation conducts substantially all its business through its thrift subsidiary. The main source of funds for 1ST BANCORP is dividends from the Bank.

         The Corporation's primary sources of funds are the Bank's deposits, which totaled $137,148,000 at June 30, 1996, and borrowings, which totaled $100,885,000 at June 30, 1996. During the year, cash flow needs were also supplied by loan payments, proceeds from sales of loans and securities, and securities sold under agreement to repurchase.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs, the sale of loans, and deposit inflows and outflows fluctuate significantly, depending on market interest rates and economic conditions. Management does not expect any of these items to occur in amounts that would exert pressure on the Corporation's ability to meet consumer demand for liquidity or the regulatory liquidity requirements.

         Historically, the Bank has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities. Regulations require thrift institutions to maintain minimum levels of certain liquid investments, as defined in the regulations, of at least 5% of net withdrawable assets. At June 30, 1996, First Federal's regulatory liquidity ratio was 18.69%.

                          Independent Auditors' Report


The Board of Directors
1ST BANCORP:

We have audited the accompanying consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1ST BANCORP and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 5 to the financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No 122, Accounting for
Mortgage Servicing Rights in 1996.





/s/ KPMG Peat Marwick LLP
Indianapolis, Indiana
July 22, 1996

                          1ST BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 1996 and 1995



               Assets                                                     1996              1995
               ------                                               -------------       --------------

Cash and cash equivalents:
   Interest bearing deposits                                        $  24,689,000          15,978,000
   Non-interest bearing deposits                                          410,000
                                                                        1,354,000          17,332,000
Securities available for sale (note 2)                                 10,499,000                  --

Securities held to maturity (market value of $42,184,000
   and $70,790,000) (note 3)                                           43,624,000          72,005,000
Loans receivable, net (notes 4 and 8)                                 150,749,000         201,819,000
Loans held for sale                                                    18,590,000           5,104,000
Accrued interest receivable:
   Securities                                                           1,036,000           1,397,000
   Loans                                                                1,179,000           1,171,000
Stock in FHLB of Indianapolis, at cost                                  4,864,000           3,876,000
Office premises and equipment (note 6)                                  2,950,000           3,989,000
Real estate owned                                                         177,000             145,000
Prepaid expenses and other assets                                       4,716,000           5,921,000

                                                                    $ 263,483,000         312,759,000
                                                                    =============       =============

   Liabilities and Stockholders' Equity
Liabilities:
   Deposits (note 7)                                                  137,148,000         209,805,000
   Advances from FHLB and other borrowings (note 8)                   100,885,000          79,387,000
   Advance payments by borrowers for taxes and insurance                  492,000           2,321,000
   Accrued interest payable on deposits                                   816,000             504,000
   Accrued expenses and other liabilities                               2,413,000           4,409,000
                                                                      241,754,000         296,426,000

Stockholders' equity (note 9):
   Preferred stock, no par value; shares authorized
     of 2,000,000, none outstanding                                            --                  --

   Common stock, $1 par value; shares authorized of 5,000,000;
     shares issued and outstanding of 666,561 and 634,275                 667,000             634,000
   Paid-in capital                                                      2,747,000           2,825,000
   Retained earnings, substantially restricted                         18,560,000          13,064,000
   Unrealized depreciation on securities available for sale
     (notes 1 and 2)                                                     (245,000)           (190,000)
                                                                       21,729,000          16,333,000
Commitments (note 14)
                                                                    $ 263,483,000         312,759,000
                                                                    =============       =============


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                    Years ended June 30, 1996, 1995 and 1994


                                                               1996            1995           1994
                                                          ------------    ------------   ------------

Interest income:
    Loans                                                 $ 16,027,000      15,093,000     12,864,000
    Securities                                               3,890,000       4,136,000      2,234,000
    Trading account securities                                   3,000           8,000          1,000
    Other short-term investments and
       interest bearing deposits                               955,000         666,000        407,000
                                                            ----------      ----------     ----------
          Total interest income                             20,875,000      19,903,000     15,506,000
                                                            ----------      ----------     ----------

Interest expense:
    Deposits (note 7)                                        9,073,000       8,977,000      7,162,000
    Short-term borrowings                                      154,000         379,000        201,000
    FHLB advances and other borrowings                       5,293,000       4,063,000      1,592,000
                                                            ----------      ----------     ----------
          Total interest expense                            14,520,000      13,419,000      8,955,000
                                                            ----------      ----------     ----------
          Net interest income before
              provision for loan losses                      6,355,000       6,484,000      6,551,000

Provision for loan losses (note 4)                              83,000         100,000         75,000
                                                            ----------      ----------     ----------
          Net interest income after
              provision for loan losses                      6,272,000       6,384,000      6,476,000
                                                            ----------      ----------     ----------
Non-interest income:
    Fees and service charges                                   296,000         981,000        858,000
    Net gain (loss) on sales of securities available
       for sale and trading account securities (note 3)       (111,000)         16,000        196,000
    Net gain on sales of loans (note 5)                      2,026,000         582,000        942,000
    Net gain on sale of branch offices (note 13)             7,274,000              --             --

    Other (note 5)                                             906,000       3,805,000      1,438,000
                                                            ----------      ----------     ----------
          Total non-interest income                         10,391,000       5,384,000      3,434,000
                                                            ----------      ----------     ----------
Non-interest expense:
    Compensation and employee benefits                       4,273,000       4,442,000      4,225,000
    Net occupancy                                              746,000         815,000        749,000
    Federal insurance premiums                                 469,000         494,000        472,000
    Other                                                    2,040,000       2,147,000      2,013,000
                                                            ----------      ----------     ----------
          Total non-interest expense                         7,528,000       7,898,000      7,459,000
                                                            ----------      ----------     ----------
          Earnings before income taxes                       9,135,000       3,870,000      2,451,000

Income taxes (note 12)                                       3,373,000       1,440,000        808,000
                                                            ----------      ----------     ----------
          Net earnings                                    $  5,762,000       2,430,000      1,643,000
                                                          ============       =========      =========

Earnings per share (note 10):
    Primary                                               $       8.63            3.72           2.43
                                                          ============    ============   ============
    Fully-diluted                                         $       8.63            3.71           2.43
                                                          ============    ============   ============



See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                    Years ended June 30, 1996, 1995 and 1994



                                                                                                      Unrealized          Total
                                                                                                    depreciation on       stock-
                                                            Common       Paid-in     Retained      securities avail-     holders'
                                                             stock       capital     earnings        able for sale       equity
                                                          --------     -----------   ----------    -----------------   -----------
Balance at June 30, 1993                                  $578,000      3,052,000     9,224,000              --        12,854,000
    Issuance of 6,835 shares of common stock
       through employee stock purchase plan                  7,000         77,000            --              --            84,000
    Exercise of options for 22,619 shares of common
       stock (note 9)                                       23,000        115,000            --              --           138,000
    Issuance of 1,574 shares of common stock through
       dividend reinvestment and shareholder stock
       purchase plan (note 9)                                2,000         32,000            --              --            34,000
    Tax benefit of stock options exercised                      --         37,000            --              --            37,000
    Dividends ($.20 per share)                                  --             --      (118,000)             --          (118,000)
    Purchase and retirement of 54,500 shares of
       common stock                                        (55,000     (1,074,000)           --              --        (1,129,000)
    Issuance of 10,000 shares in connection with
       acquisition of insurance agency                      10,000        190,000            --              --           200,000
    Change in net unrealized depreciation on securities
       available for sale (notes 1 and 2)                       --             --            --        (223,000)         (223,000)
    Net earnings                                                --             --     1,643,000              --         1,643,000
                                                          --------      ---------    ----------        --------        ----------
Balance at June 30, 1994                                   565,000      2,429,000    10,749,000        (223,000)       13,520,000
    Issuance of 2,391 shares of common stock through
       employee stock purchase plan (note 9)                 2,000         37,000            --              --            39,000
    Exercise of options for 66,376 shares of common
       stock (note 9)                                       66,000        338,000            --              --           404,000
    Issuance of 904 shares of common stock through
       dividend reinvestment and shareholder stock
       purchase plan (note 9)                                1,000         21,000            --              --            22,000
    Dividends ($.20 per share)                                  --             --      (115,000)             --          (115,000)
    Change in net unrealized depreciation on securities
       available for sale (notes 1 and 2)                       --             --            --          33,000            33,000
    Net earnings                                                --             --     2,430,000              --         2,430,000
                                                          --------      ---------    ----------        --------        ----------
Balance at June 30, 1995                                   634,000      2,825,000    13,064,000        (190,000)       16,333,000
    Issuance of 4,965 shares of common stock through
       through employee stock purchase plan (note 9)         5,000         77,000            --              --            82,000
    Issuance of 1,843 shares of common stock through
       dividend reinvestment and shareholder stock
       purchase plan (note 9)                                2,000         53,000            --              --            55,000
    Purchase and retirement of 6,056 shares of
        common stock                                        (6,000)      (176,000)           --              --          (182,000)
    Issuance of 31,534 shares of common stock
       at par value for 5% stock dividend
       plus cash in lieu of
       fractional shares                                    32,000        (32,000)       (5,000)             --            (5,000)
    Dividends ($ .40 per share)                                 --             --      (261,000)             --          (261,000)
Change in net unrealized depreciation on securities
       available for sale (notes 1 and 2)                       --             --            --         (55,000)          (55,000)
    Net earnings                                                --             --     5,762,000       5,762,000
                                                          --------      ---------    ----------        --------        ----------
Balance at June 30, 1996                                  $667,000      2,747,000    18,560,000        (245,000)       21,729,000
                                                          ========      =========    ==========        ========        ==========



See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1996, 1995 and 1994



                                                                                      1996              1995             1994
                                                                                 -------------     -------------    -------------

Net cash flows from operating activities:
    Net earnings                                                                 $   5,762,000         2,430,000        1,643,000
    Adjustments to reconcile net cash provided (used) by operating activities:
       Depreciation and amortization                                                   300,000           188,000          427,000
       Amortization of mortgage servicing rights                                       107,000           486,000          487,000
       Gain on sale of loans                                                        (2,026,000)         (582,000)        (942,000)
       Loss (gain) on sale of securities                                               111,000          (196,000)
       Gain on sale of branch                                                       (7,274,000)               --               --
       Net change in loans held for sale                                           (13,486,000)       (1,740,000)      18,859,000
       Provision for loan losses                                                        83,000           100,000           75,000
       Decrease (increase) in accrued interest receivable                              107,000          (702,000)        (536,000)
       Decrease (increase) in prepaid expenses and other assets                        635,000            21,000       (1,611,000)
       Increase (decrease) in accrued expenses and other liabilities                (1,646,000)          443,000          (22,000)
       Provision in lieu of federal income taxes                                            --                --          120,000
       Undistributed loss of investment in limited partnership                         263,000           146,000               --
                                                                                 -------------     -------------    -------------
          Net cash provided (used) by operating activities                         (17,064,000)          774,000       18,304,000
                                                                                 -------------     -------------    -------------

Cash flows from investing activities:
    Purchases of investments and mortgage-backed securities                        (34,262,000)      (15,989,000)     (44,114,000)
    Proceeds from maturities of investment securities                               21,670,000                --        9,002,000
    Purchases of investments and mortgage -backed securities
       available for sale                                                          (46,074,000)               --      (40,558,000)
    Proceeds from maturity and sales of investments and mortgage-
       backed securities available for sale                                         76,159,000           693,000       45,833,000
    Principal collected on loans, net of originations                              (12,802,000)      (28,227,000)     (16,111,000)
    Purchase of life insurance policies                                                     --                --       (1,258,000)
    Purchase of stock of FHLB of Indianapolis                                         (988,000)       (1,378,000)        (698,000)
    Purchases of office premises and equipment                                        (154,000)         (187,000)        (780,000)
    Investment in limited partnership                                                       --        (2,500,000)              --
    Proceeds from sale of office premises and equipment-branch sales                 1,316,000                --               --
    Proceeds from sale of loans-branch sales                                        28,875,000                --               --
    Sale of deposits-branch sales                                                  (78,473,000)               --               --
    Proceeds from bulk sale of loans                                                37,937,000                --               --
    Other                                                                              185,000           225,000            8,000
                                                                                 -------------     -------------    -------------
          Net cash used by investing activities                                     (6,611,000)      (47,363,000)     (48,676,000)
                                                                                 -------------     -------------    -------------

Cash flows from financing activities:
    Net increase in deposits                                                        12,084,000        37,014,000          378,000
    Proceeds from FHLB advances and other borrowings                               202,544,000       193,031,000      123,358,000
    Repayment of FHLB advances and other borrowings                               (181,046,000)     (173,164,000)    (101,038,000)
    Proceeds from issuance of common stock                                                         137,000 465,000        256,000
    Purchase and retirement of common stock                                           (182,000)               --       (1,129,000)
    Payment of dividends on common stock                                              (266,000)         (115,000)        (118,000)
    Decrease in advance payments by borrowers for interest and taxes                (1,829,000)         (961,000)         (10,000)
          Net cash provided by financing activities                                 31,442,000        56,270,000       21,697,000
                                                                                 -------------     -------------    -------------

Net increase (decrease) in cash and cash equivalents                                 7,767,000         9,681,000       (8,675,000)
Cash and cash equivalents at beginning of year                                      17,332,000         7,651,000       16,326,000
                                                                                 -------------     -------------    -------------

Cash and cash equivalents at end of year                                         $  25,099,000        17,332,000        7,651,000
                                                                                 =============     =============    =============
Additional disclosures:
    Interest paid                                                                $  14,170,000        13,028,000        8,921,000
                                                                                 =============     =============    =============
    Income taxes paid                                                            $   4,700,000           584,000          126,000
                                                                                 =============     =============    =============
    Transfer of investment securities to held for sale account                   $  45,838,000                --        9,993,000
                                                                                 =============     =============    =============
    Transfer of mortgage-backed securities available for sale to held
       to maturity account                                                       $          --           231,000               --
                                                                                 =============     =============    =============
    Transfer of investment securities available for sale to held
       to maturity account                                                       $          --         4,598,000               --
                                                                                 =============     =============    =============


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1996, 1995 and 1994


(1)    Summary of Significant Accounting Policies

       Principles of Consolidation

       The consolidated financial statements include the accounts of 1ST BANCORP (the "Corporation") and its subsidiaries, First Federal Bank, A Federal Savings Bank and subsidiary (the "Bank"), First Financial Insurance Agency, Inc. and First Title Company. All significant intercompany transactions and balances have been eliminated in consolidation.

       The accounting and reporting policies of the Corporation and the Bank conform to generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and consolidated statement of earnings for the period. Actual results could differ from those estimates.

       The Bank is subject to competition from other financial  institutions and
       is  regulated  by  certain  federal   agencies  and  undergoes   periodic
       examination by those regulatory authorities.

       Cash and Cash Equivalents

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and certificates of deposit with original maturities of three months or less.

       Securities Held to Maturity and Available for Sale

       Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses on securities are computed on a specific identification basis.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       Loans Receivable and Real Estate Owned

       Loans receivable are considered long-term investments, and accordingly, are carried at historical cost.

       The Bank provides specific valuation allowances for estimated losses on loans and real estate owned when a significant and permanent decline in value occurs. As of July 1, 1995, the Bank adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditor for Impairment of a Loan". Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and subsequent adjustment to the loss provision. Adopting this standard did not have an impact on the 1996 financial statements. In providing valuation allowances, through a charge to operations, the estimated net realizable value of the underlying collateral and the costs of holding real estate are considered. Non-specific valuation allowances for estimated losses are established based on management's judgment of current economic conditions and the credit risk of the loan portfolio and real estate owned.

       Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

       Loan Fees and Related Costs

       Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized over the contractual life of the related loan as an adjustment of the loan's yield using the interest method.

       Mortgage Banking Activities

       The Bank originates and purchases certain mortgage loans for sale in the secondary market. During the origination and purchase period, mortgage loans are designated as held either for investment purposes or for sale. Mortgage loans held for sale are carried at the lower of amortized cost or market value determined on an aggregate basis.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       Gains and losses on the sale of loans are reflected in operations at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans, adjusted for normal servicing fees. As of July 1, 1995, the Bank adopted the Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights." This statement amended FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans for others however those servicing rights are acquired.

       The Bank hedges its interest rate risk on fixed rate loan commitments expected to close and the inventory of mortgage loans held for sale. Related hedging gains and losses are recognized at the time gains or losses are recognized on the related loans sold. The Bank does not anticipate any loss on open commitments at June 30, 1996.

       Servicing rights are amortized over the period of estimated net servicing income.

       Office Premises and Equipment

       Office premises and equipment are stated at cost, less accumulated depreciation provided on the straight-line basis over the estimated useful lives of the various classes of assets.

       FHLB Stock

       Federal law requires a member institution of the Federal Home Loan Bank System to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value.

       Pension Plan

       Pension expense for the Bank's defined benefit pension plan is computed on the basis of accepted actuarial methods. It is the Bank's policy to fund pension costs accrued.

       Income Taxes

       The Corporation and its subsidiaries file consolidated income tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       Reclassifications

       Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.

(2)    Securities Available for Sale

       Securities available for sale consist of the following at June 30, 1996:



                                                            Amortized      Unrealized     Unrealized      Market
                                                              Cost            Gains         Losses         Value
          Mortgage-backed securities:
             FHLMC                                         $ 2,402,000            --        (47,000)     2,355,000

          Investments:
             U.S. Treasury and agency
                obligations                                  8,505,000            --       (361,000)     8,144,000
                                                           -----------    -----------      --------     ----------

                                                           $10,907,000            --       (408,000)    10,499,000
                                                           ===========    ===========       =======     ==========


       A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities," which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $45,838,000 and a market value of $46,061,000 at the time of transfer.

       For the year ended June 30, 1996, gross realized gains and gross realized losses on sales of investment securities available for sale were $118,000 and $294,000, respectively. For the year ended June 30, 1996, gross realized gains and gross realized losses from the sales of mortgage-backed securities available for sale were $57,000 and $4,000, respectively. For the year ended June 30, 1995, gross realized gains and gross realized losses from the sales of mortgage-backed securities available for sale were $5,000 and $7,000, respectively.

       For the year ended June 30, 1996, gross realized gains and gross realized losses on sales of trading account securities were $13,000 and $1,000, for the year ended June 30, 1995, gross realized gains were $18,000; and for the year ended June 30, 1994, gross realized gains and gross realized losses were $206,000 and $10,000, respectively.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




(3)    Securities Held to Maturity

       Securities held to maturity at June 30 consist of:



                                                                                    1996
                                                         --------------------------------------------------------
                                                           Amortized      Unrealized   Unrealized      Market
                                                            Cost            Gains        Losses         Value
                                                         -----------    -----------    ----------     ----------
           U.S. Treasury and agency
              obligations                                $43,242,000            --      (1,441,000)    41,801,000
           Mortgage-backed se                                382,000         3,000          (2,000)       383,000
                                                          -----------    -----------    ----------     ----------

                                                          $43,624,000         3,000     (1,443,000)    42,184,000
                                                          ===========    ==========     ==========     ==========





                                                                                    1995
                                                         --------------------------------------------------------
                                                           Amortized      Unrealized   Unrealized      Market
                                                            Cost            Gains        Losses         Value
                                                         -----------    -----------    ----------     ----------
           U.S. Treasury and agency
              obligations                               $71,501,000       331,000     (1,551,000)    70,281,000
           Mortgage-backed securities                       504,000         6,000         (1,000)       509,000
                                                        -----------    ----------     ----------     ----------

                                                        $72,005,000       337,000     (1,552,000)    70,790,000
                                                        ===========    ==========     ==========     ==========

         At June 30, 1996, securities held to maturity mature as follows:


                                                                    Amortized            Market
                                                                      cost               value
                                                                  -----------         -----------

Due in one year or less                                           $        --                  --

Due after one year through five years                              24,405,000          23,671,000
Due after five years through ten years                             13,162,000          12,609,000
Due after ten years through fifteen years                           5,720,000           5,565,000
Due after fifteen years through twenty years                               --                  --

Due after twenty years through twenty-five years                      337,000             339,000
                                                                  -----------          ----------
                                                                  $43,624,000          42,184,000
                                                                  ===========          ==========




(4)    Loans Receivable

       Loans receivable at June 30 consist of:

                                                  1996              1995
                                             -------------     -------------

Real estate loans:
   Conventional first mortgage               $ 141,247,000       181,676,000
   Construction                                  2,171,000         7,364,000
   Consumer and other loans                     10,010,000        17,062,000
                                             -------------       -----------
                                               153,428,000       206,102,000
                                             -------------       -----------
Less:
   Undisbursed loan funds                       (1,297,000)       (3,038,000)
   Unamortized premiums and discounts, net         125,000           (16,000)
   Allowance for loan losses                      (896,000)         (878,000)
   Deferred futures losses                              --             9,000
   Deferred loan fees                             (611,000)         (360,000)
                                             -------------       -----------
                                                (2,679,000)       (4,283,000)
                                             -------------       -----------
                                             $ 150,749,000       201,819,000
                                             =============     =============
Weighted average interest rate                        8.23%             7.88%
                                             =============     =============

         At June 30, 1996, the majority of the Bank's residential and consumer loans receivable are located in Vincennes, Indiana, and surrounding communities.


                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




         Activity in the allowance for loan losses for the years ended June 30 consists of:

                                          1996         1995         1994
                                       ---------    ---------    ---------

Balance at beginning of year           $ 878,000      817,000      892,000
Provision charged to operations           83,000      100,000       75,000
Loans charged off, net of recoveries     (65,000)     (39,000)    (150,000)
                                       ---------    ---------    ---------
Balance at end of year                 $ 896,000      878,000      817,000
                                       =========      =======      =======



       The Bank makes loans to its officers and directors in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Activity in these loans for the year ended June 30, 1996 consists of:

       Balance at beginning of the year                 $ 593,000
       Loans originated                                    98,000
       Repayments                                        (283,000)
                                                         --------
       Balance at end of year                           $ 408,000
                                                        =========

(5)    Mortgage Banking

       The amount of loans serviced by the Bank for the benefit of others was $81,353,000, $193,058,000 and $392,593,000 at June 30, 1996, 1995 and
       1994, respectively.

       The cost of acquiring the right to service mortgage loans is capitalized and amortized in proportion to, and over the period of, estimated net servicing income. At June 30, 1996 and 1995, the unamortized cost to acquire servicing rights totaled $184,000 and $1,432,000, respectively, and is included in prepaid expenses and other assets in the consolidated statement of financial condition.

       For the year ended June 30, 1996, the Bank capitalized $454,000 of servicing rights on loans that were originated through its loan origination network and retail banking offices. The Bank had definitive plans to sell these mortgage loans and retain the servicing rights. These servicing rights are included in the prepaid expenses and other assets category on the consolidated statement of financial condition.

       During the year ended June 30, 1996, the Bank sold approximately $161,082,000 of its FHLMC and FNMA loan servicing portfolio which resulted in a gain of $237,000. During the year ended June 30, 1995, the Bank sold approximately $380,462,000 of its FHLMC loan servicing portfolio which resulted in a gain of $2,980,000. During the year ended June 30, 1994, the Bank sold approximately $146,261,000 of its FHLMC and FNMA loan servicing portfolio which resulted in a gain of $700,000. All such gains and losses are included in other non-interest income in the consolidated statements of earnings.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




(6)    Office Premises and Equipment

       Office premises and equipment at June 30 consist of:

                                             1996            1995
                                         ----------      ----------

Land and improvements                    $  315,000         531,000
Buildings and improvements                2,773,000       3,815,000
Furniture and equipment                   1,756,000       2,236,000
                                          4,844,000       6,582,000
Less accumulated depreciation             1,894,000       2,593,000
                                         ----------       ---------
                                         $2,950,000       3,989,000
                                         ==========       =========

(7)    Deposits

       Deposits at June 30 consist of:


                                                                     1996               1995
                                                                ------------       ------------

Passbook accounts (2.91% and 3.05% at
   June 30, 1996 and 1995)                                      $  4,592,000         16,571,000
Variable rate savings accounts (5.75% at June 30, 1996)            3,015,000                 --

NOW and Super NOW accounts (0%-3.26% and
   0%-3.14% at June 30, 1996 and 1995)                             9,563,000         22,141,000
Money market accounts (weighted average rate of
   3.93% and 2.95% at June 30, 1996 and 1995)                      3,089,000
                                                                          --         11,120,000
                                                                  20,259,000         49,832,000

Certificates:
   Less than 4%                                                      269,000          3,106,000
   4% - 4.99%                                                      7,235,000         28,722,000
   5% - 5.99%                                                     70,495,000         58,100,000
   6% - 6.99%                                                     25,612,000         48,487,000
   7% - 7.99%                                                     12,030,000         17,581,000
   8% - 9.99%                                                      1,081,000          3,679,000
   10% or more                                                       167,000            298,000
                                                                 116,889,000        159,973,000

                                                                $137,148,000        209,805,000

Weighted average cost of all deposits                                   5.46%              5.10%
                                                                ============       ============





                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




                  Scheduled maturities of certificates at June 30, 1996 are summarized as follows:

           Year ending June 30,

           1997                                         $   71,382,000
           1998                                             27,523,000
           1999                                              9,591,000
           2000                                              4,366,000
           2001                                              1,771,000
           Thereafter                                        2,256,000
                                                         -------------

                                                         $ 116,889,000

         Included in certificates at June 30, 1996 and 1995 are approximately $12,619,000 and $23,293,000, respectively, of certificates greater than $100,000.

         Eligible savings accounts are insured by the full faith and credit of the United States government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at June 30, 1996.

         Interest expense by type of deposit for the years ended June 30 follows:

                                        1996         1995         1994
                                     ----------   ----------   ----------

Passbook and variable rate savings
   accounts                          $  392,000      525,000      577,000
NOW, Super NOW and Money Market         652,000      947,000    1,081,000
Certificates                          8,029,000    7,505,000    5,504,000
                                      ---------    ---------    ---------

                                     $9,073,000    8,977,000    7,162,000
                                     ==========    =========    =========




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       (8)        Advances From FHLB and Other Borrowings

         Advances from FHLB and other borrowings at June 30 consist of:


                                                                                           1996               1995
                                                                                           ----               ----
          Advances from FHLB collateralized by qualifying
              mortgages, investment securities and mortgage-backed
              securities (as defined) equal to 125% of FHLB advances                  $   97,276,000       77,511,000
          Promissory note with interest  payable at prime rate (as defined) plus
              1% with  principal  payments  of  $37,000  due  quarterly  through
              December 30, 1994. Since December 30, 1994, interest is payable at prime rate (as  defined)  plus 1/2% (8.75% at June 30,  1996) with principal  payments of $49,375 due quarterly  through December 30,
              2004. Collateralized by 100%
              of the common stock of the Bank                                               1,679,000       1,876,000
          Securities sold under agreement to repurchase with a weighted  average interest rate of 4.85% at June 30, 1996
              1996 maturing July 10, 1996                                                   1,930,000              --
                                                                                        -------------      ----------
                                                                                        $ 100,885,000      79,387,000
                                                                                        =============      ==========


       The interest rates on the advances from FHLB at June 30, 1996 were as follows: $10,000,000 at 5.46%, $10,000,000 at 5.78%, $10,000,000 at
       5.80%,  $13,000,000 at 5.66%,  $5,000,000 at 5.43%,  $5,000,000 at 5.71%,
       $4,051,000 at 4.96%, $10,000,000 at 5.62%, $10,000,000 at 5.39%, $225,000
       at 5.91%, and $20,000,000 of variable rate advances with a rate at June 30, 1996 of 5.48%. The interest rates on the advances from FHLB at June 30, 1995 were as follows: $23,000,000 at 6.17%, $10,000,000 at 5.84%,
       $5,000,000 at 5.71%, $5,000,000 at 5.46%, $5,000,000 at 5.43%, $4,511,000
       at 4.96%, and $25,000,000 of variable rate advances with a rate at June 30, 1995 of 6.13%. The weighted average interest rate of all borrowings was 5.56% and 5.92% at June 30, 1996 and 1995, respectively.


                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       During 1995, the Bank exercised the call feature on $20,000,000 and $8,000,000 of FHLB advances due to mature in 1995 and 1996.

       Securities sold under agreements to repurchase ("Reverse Repurchases") represent an indebtedness of the Bank secured by U.S. treasury and agency obligations, to be repurchased upon maturity. Reverse repurchases averaged $2,956,000, $5,299,000 and $5,039,000 for the years ended June 30, 1996, 1995 and 1994, respectively, with maximum amounts outstanding at any month-end of $8,838,000, $12,186,000 and $14,226,000 during the years ended June 30, 1996, 1995 and 1994, respectively.



       Advances from FHLB and other borrowings at June 30, 1996 are scheduled to mature as follows:

                                               FHLB               Other
        Maturity            Advances        Borrowings            Total

            1997         $35,000,000         2,128,000          37,128,000
            1998          38,000,000           198,000          38,198,000
            1999          24,051,000           198,000          24,249,000
            2000                  --           198,000             198,000
            2001                  --           198,000             198,000
                          Thereafter           225,000             689,000
                                  --                --             914,000

                         $97,276,000         3,609,000         100,885,000
                         ===========       ===========         ===========


(9)    Stockholders' Equity

       The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

       Thrift institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At June 30, 1996, the Bank's risk-based capital exceeded the required amount. Risk-based capital is defined as the Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The carrying value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

       Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Bank's primary regulator, the Office of Thrift Supervision, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At June 30, 1996, the Bank's core capital and leverage ratio were in excess of the required amounts.

                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At June 30, 1996, the Bank was classified as well-capitalized.


       The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may, without prior OTS approval, make capital distributions to the Corporation of up to 100% of its net earnings during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions regarding payments of dividends to its shareholders, other than restrictions under Indiana law.

       At the time of conversion, the Bank established a liquidation account which equaled the Bank's retained earnings as of the date of the latest statement of financial condition included in the offering document. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount to the then current adjusted balance for deposits then held, before liquidation distribution may be made with respect to the shareholders. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

       On December 21, 1995, the Board of Directors approved a 5% common stock dividend. All share and per share data have been retroactively restated to reflect the 5% stock dividend.

       The Corporation has an Incentive Stock Option Plan whereby 49,220 shares of authorized but unissued common stock were reserved for issuance upon the exercise of stock options granted to key employees. Stock options were granted for 49,220 shares under the plan at an option price of $5.71 per share. The Corporation also has a stock option plan under which 157,500 shares of authorized but unissued common stock were reserved. Under the plan, 91,875 non-qualified stock options were granted at $5.71 per share to outside directors, and 39,375 incentive stock options and 9,844 non-qualified stock options were granted at $5.71 and $5.86 per share, respectively, to certain key employees. All options granted had been exercised or canceled as of June 30, 1996.


                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

       Shares reserved and options outstanding under the plans are as follows:



                                        Shares reserved       Options           Price per
                                        for future grant    outstanding           share
                                        ----------------    -----------        -----------
Balance at June 30, 1993                     16,406            95,020          5.71 - 5.86
      Exercised                                  --           (23,750)         5.71 - 5.86
Balance at June 30, 1994                     16,406            71,270          5.71 - 5.86
      Exercised                                  --           (69,695)         5.71 - 5.86
      Canceled                                   --            (1,575)                  --
Balance at June 30, 1995 and 1996            16,406                --                   --
                                            =======           =======          ===========



       The Corporation also maintains an Employee Stock Purchase Plan whereby full-time employees of the Bank may purchase its common stock at a discount; 13,125 authorized but unissued shares were reserved for this plan. The purchase price of these shares is 85% of the fair market value of such stock at the beginning or end of the offering period, whichever is lesser. A total of 5,213 and 2,511 shares were issued to employees in 1996 and 1995, respectively, under this plan. In 1994, a total of 7,177 shares were issued under a previous Employee Stock Purchase Plan.

       The Financial Accounting Standards Board has issued Statement No. 123, "Accounting for Stock-Based Compensation" which defines a "fair value method" of accounting for stock options. The statement is effective for fiscal years beginning after December 15, 1995, and encourages the use of the fair value method but permits the current method with additional pro-forma disclosures. The Corporation intends to continue the current practice with pro-forma disclosures of net income and net income per share as if the "fair value method" had been applied.

(10)   Earnings Per Share

       Primary earnings per share and fully-diluted earnings per share have been computed on the basis of the weighted average number of common shares outstanding and the dilutive effect of stock options during the years presented using the treasury stock method. The weighted average number of shares outstanding used in the primary computation was 667,879, 650,691 and 673,350 in 1996, 1995 and 1994, respectively. The weighted average number of shares outstanding used in the fully-dilutive computation was 667,879, 654,309 and 673,351 in 1996, 1995 and 1994, respectively.

(11)   Employee Benefit Plans

       Substantially all employees are covered under a noncontributory defined benefit pension plan. Net periodic pension expense for the years ended June 30 consists of the following:

                                         1996            1995            1994
                                      ---------       ---------       ---------

Service cost                          $ 177,000         170,000         132,000
Interest cost                           124,000         123,000          84,000
Actual return on assets                 (87,000)       (234,000)         35,000
Net amortization and deferral           (34,000)        139,000        (153,000)
                                      ---------       ---------       ---------

Net periodic pension expense          $ 180,000         198,000          98,000
                                      =========       =========       =========





                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       Prior service cost is being amortized over the average remaining service period of active employees at the effective date of the amendment.

       Accumulated plan benefit information for the Bank's plan is as follows:



                                                                1996           1995
                                                            -----------    -----------

Actuarial present value of projected benefit obligations:
    Vested benefit obligation                               $   754,000      1,109,000
    Nonvested benefit obligation                                 87,000         86,000
                                                            -----------    -----------
      Total accumulated benefit obligation                      841,000      1,195,000
    Additional benefits based upon
      estimated future salary levels                            157,000        469,000
                                                            -----------    -----------
      Total projected benefit obligation                        998,000      1,664,000

Fair market value of plan assets                              1,257,000      1,538,000
                                                            -----------    -----------
Fair market value of plan assets over (under)
  projected benefit obligation                                  259,000       (126,000)

Unrecognized prior service cost                                 (31,000)       (48,000)
Unrecognized gain                                              (291,000)        (1,000)
Unrecognized transition asset                                     6,000          9,000
                                                            -----------    -----------
      Accrued pension cost                                  $   (57,000)      (166,000)
                                                            ===========    ===========



       The weighted-average assumed rate of return used in determining the net periodic pension cost for 1996 was 8.0% and in determining the actuarial present value of accumulated benefit obligations at June 30, 1996 was 7.5%, and the weighted-average rate of increase in future compensation levels used was 5.0%.

       The Bank has an Incentive Bonus Plan for certain salaried employees. The bonus pool for the years ended June 30, 1996, 1995 and 1994 was $300,000, $345,000 and $144,000, respectively.

       Effective July 1, 1993, the Board of Directors approved a supplemental retirement plan (Officer Plan) for certain key officers. The Officer Plan provides a target benefit to eligible employees based on their projected salary at time of retirement. Effective July 1, 1993, the Board of Directors also approved a deferred compensation agreement for the directors (Directors Plan). The Directors Plan allows the directors to defer their monthly director fee. The deferred fees accrue interest and will be paid out over a ten-year period once the director retires. Both plans provide certain additional survivor benefits in the case of death before retirement. In connection with the plans, on July 1, 1993 the Bank purchased life insurance policies on certain of the officers and directors participating in the plans. During the years ended June 30, 1996, 1995 and 1994, the Bank expensed $99,000, $100,000 and $86,000, respectively, under both plans and recognized $41,000, $79,000 and $73,000, respectively, related to life insurance policy cash surrender values. In addition to the expense for the year ended June 30, 1996, $133,000 related to benefits for officers terminated as a result of the branch sales was charged against the gain on sale of branches.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




       (12)              Income Taxes

         The components of the provision for income taxes for the years ended June 30 consist of:

                                         1996           1995          1994
                                     -----------    -----------   -----------

 Current:
Federal                              $ 2,881,000      1,090,000       330,000
Provision in lieu of Federal taxes            --             --        83,000
State income taxes                       843,000        339,000       183,000
 Deferred                               (351,000)        11,000       212,000
                                     -----------    -----------   -----------


                                     $ 3,373,000      1,440,000       808,000
                                     ===========    ===========   ===========


       The provision in lieu of Federal taxes for 1994, includes the tax that would have been payable if the Bank did not have acquired net operating loss carryforwards to offset the current taxable income. All of the net operating loss carryforwards were fully utilized in 1994. As the acquired carryforwards were used, goodwill was reduced or a payment due FSLIC or its successor was accrued in accordance with the assistance agreement related to the acquisition of United Savings Association of Central Indiana, F.A. in September 1988. During 1996 and 1995, $410,000 and $907,000, respectively, was paid in accordance with the assistance agreement. As of June 30, 1996, the Bank has accrued $82,000, which will be paid in 1997 and will satisfy all amounts due under the assistance agreement.



       The differences between the effective income tax rate and the statutory Federal corporate rate consist of:



                                                            1996       1995      1994
                                                           ------     ------    ------

Statutory Federal income tax rate                            34.0%      34.0      34.0

Increase (decrease) in taxes resulting from:
  State taxes, net of federal benefit                         6.1        5.8       4.9
  Change in valuation allowance for deferred tax asset       --         --        (1.8)
  Increase in cash surrender value of life insurance
    policies                                                 (0.2)      (0.7)     (1.0)
  Other                                                      (3.0)      (1.9)     (3.1)
                                                           ------     ------    ------

Effective tax rate                                           36.9%      37.2      33.0
                                                           ======     ======    ======



                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30 consist of:

                                                      1996         1995
                                                  ----------   ----------

Deferred tax assets:
  Deferred loan fees                              $   61,000       81,000
  Securities available for sale                      163,000      126,000
  Allowance for loan losses for
      financial reporting purposes                   157,000      140,000
  Deferred compensation and benefits                 224,000      161,000
  Other                                               82,000      138,000
                                                     687,000      646,000

Deferred tax liabilities:
  Purchased mortgage servicing                        74,000      573,000
  Originated mortgage servicing                      163,000           --

  Excess tax depreciation                            144,000      118,000
  FHLB stock dividend                                 52,000       52,000
  Allowance for loan losses for tax purposes in
    excess of base year allowance                    156,000      151,000
  Other                                               80,000      122,000
                                                     669,000    1,016,000

Net deferred tax asset (liability)                $   18,000     (370,000)
                                                  ==========   ==========




         Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the applicable provisions of the current law permit the Bank to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deductions or actual loss experience. The Bank has generally computed its annual addition to its bad debt reserves using the percentage of taxable income method; however, due to certain limitations in 1996, the Bank will only be allowed a deduction based on actual loss experience. Retained earnings at June 30, 1996, includes approximately $2,300,000 for which no provision for federal income taxes has been made. This amount represents allocations of income for allowable bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

         Financial Services of Southern Indiana Corp. ("Financial Services"), a subsidiary of the Bank, became a limited partner in House Investments, Shady Oak, L.P. during 1994. Under the terms of the partnership agreement, Financial Services contributed capital of $2,500,000 in 1995. The Partnership owns and operates an apartment complex which qualifies for affordable housing tax credits. The investment is being accounted for using the equity method.



                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





(13)   Sale of Branches

       On December 16, 1995, the Corporation completed the sale of certain assets and certain liabilities of two of the Bank's full-service retail branch offices in Tipton and Kokomo, Indiana resulting in a pre-tax gain of $7,274,000. The transaction consisted of the sale of certain mortgage and consumer loans, office premises and equipment and certain deposit liabilities.

(14)   Commitments and Contingencies

       The Bank had outstanding commitments to originate and sell loans and mortgage-backed securities of $30,112,000 and $4,059,000, and $11,147,000 and $7,119,000 at June 30, 1996 and 1995, respectively. Outstanding commitments to purchase loans, mortgage-backed securities, and investments, amounted to $1,573,000 and $2,270,000 at June 30, 1996 and 1995, respectively. These commitments, which are subject to certain limitations, extend over varying periods of time with the majority to be fulfilled over a 12-month period. The Bank does not project any losses will be incurred as a result of these commitments. The majority of the commitments to originate loans are for fixed rate mortgage loans at rates ranging from 6.75% to 15.55% and adjustable rate mortgage loans at rates ranging from 5.50% to 10.83% at June 30, 1996.

       Various legislative proposals have been made, but not enacted, that would affect the Savings Association Insurance Fund ("SAIF") premium assessment, including a one-time special assessment for SAIF deposits. It is not clear when such legislation will be passed if at all. Based on current proposals, the Bank may be subject to a special assessment of up to $1.7 million. The special assessment is not anticipated to adversely affect the Bank's well-capitalized rating.


       (15)       Parent Company Financial Information

         Following is condensed financial information of the Corporation:

       Condensed Statements of Financial Condition

Assets                                     June 30, 1996       June 30, 1995

Cash                                       $   281,000             349,000
Investment in subsidiaries                  23,104,000          17,811,000
Due from subsidiary                             21,000              46,000
Other assets                                    19,000              20,000

                                           $23,425,000          18,226,000

Liabilities and Stockholders' Equity

Long-term debt                               1,679,000           1,876,000
Accounts payable and accrued expenses           17,000              17,000
                                             1,696,000           1,893,000

Stockholders' equity                        21,729,000          16,333,000

                                           $23,425,000          18,226,000


                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       Condensed Statements of Earnings



                                                                 Year ended June 30,
                                                   ------------------------------------------
                                                        1996           1995           1994
                                                   ------------    -----------     ----------
Dividend from bank subsidiary                      $   550,000        100,000        300,000
Other operating income                                  38,000        105,000        154,000
Operating expenses                                    (263,000)      (249,000)      (221,000)
                                                   -----------      ---------      ---------
                                                       325,000        (44,000)       233,000
Income tax benefit                                      89,000         75,000         19,000
                                                   -----------      ---------      ---------
Income before equity in undistributed
  earnings of subsidiaries                             414,000         31,000        252,000
Equity in undistributed earnings of subsidiaries     5,348,000      2,399,000      1,391,000
                                                   -----------      ---------      ---------
        Net earnings                               $ 5,762,000      2,430,000      1,643,000
                                                   ===========      =========      =========





       Condensed Statements of Cash Flows


                                                                                        Year ended June 30,
                                                                            -----------------------------------------
                                                                                1996           1995           1994
                                                                            -----------    -----------    -----------
Net cash flows from operating activities:
Net earnings                                                                $ 5,762,000      2,430,000      1,643,000
Adjustments to reconcile  net earnings to net cash  provided by operating activities:
    Equity in undistributed earnings of subsidiaries                         (5,348,000)    (2,399,000)    (1,391,000)
    Change in accounts payable and accrued expenses                                  --         11,000         (3,000)
    Change in due from subsidiary                                                25,000        (33,000)       (13,000)
    Change in other assets                                                        1,000         (6,000)       310,000
                                                                            -----------    -----------    -----------

       Net cash provided by operating activities                                440,000          3,000        546,000
                                                                            -----------    -----------    -----------
Cash flows from investing activities:
  Capital contributions to subsidiaries                                              --     (1,000,000)      (155,000)
                                                                            -----------    -----------    -----------

       Net cash used by investing activities                                         --     (1,000,000)      (155,000)
                                                                            -----------    -----------    -----------


Cash flows from financing activities:
  Proceeds from long-term debt                                                       --      1,000,000             --

  Repayment of long-term debt                                                  (197,000       (174,000)      (150,000)
  Dividends to stockholders                                                    (266,000)      (115,000)      (118,000)
  Purchase of common shares                                                    (182,000)            --     (1,129,000)
  Tax benefit of options exercised                                                   --             --         37,000
  Proceeds from issuance of common stock                                        137,000        465,000        256,000
                                                                            -----------    -----------    -----------

       Net cash provided (used) by financing
          activities                                                           (508,000)     1,176,000     (1,104,000)
                                                                            -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                            (68,000)       179,000       (713,000)

Cash and cash equivalents at beginning of year                                  349,000        170,000        883,000
                                                                            -----------    -----------    -----------

Cash and cash equivalents at end of year                                    $   281,000        349,000        170,000
                                                                            ===========    ===========    ===========






                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




(16)   Fair Value of Financial Instruments

       The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Corporation using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts 1ST BANCORP could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

       The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at June 30, 1996.

                                                          Carrying     Estimated
       (In thousands)                                      amount     fair value

Assets
  Cash and cash equivalents                               $ 25,099        25,099
  Securities including securities available for sale        54,123        52,683
  Loans receivable including loans held for sale, net      169,339       168,849
  Accrued interest receivable                                2,215         2,215
  Stock in FHLB of Indianapolis                              4,864         4,864
  Residential mortgage loan servicing                          591           792

Liabilities
  Deposits                                                 137,148       136,416
  Borrowings:
    FHLB advances                                           97,276        96,032
    Long-term borrowing                                      1,679         1,679
    Reverse repurchase agreements                            1,930         1,930
  Advance payments by borrowers for taxes and insurance        492           492
  Accrued interest payable                                     816           816

       The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

       Cash and Cash Equivalents. The fair value of cash and cash equivalents approximates carrying value.

       Securities. Fair values are based on quoted market prices.




                                   (Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       Loans Receivable Including Loans Held for Sale, Net. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Contractual cash flows were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision at June 30, 1996.

       Accrued   Interest   Receivable.   The  fair  value  of  these  financial
       instruments approximates carrying value.

       Stock in FHLB of Indianapolis. Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

       Residential Mortgage Loan Servicing. The fair value of residential loan servicing rights is determined based on an internal valuation using the estimated discounted net cash flows to be received less the estimated cost of servicing.

       Deposits. The fair values for demand deposits (i.e., interest bearing and non-interest bearing checking, passbooks savings and money market accounts) are equal to the amount payable on demand at the reporting date. Fair values for fixed-maturity certificates of deposit are calculated using a discounted cash flow analysis that applies interest rates currently offered on certificates.

       FHLB  Advances.   Fair  values  for  fixed  maturity  FHLB  advances  are
       calculated using a discounted cash flow analysis that applies FHLB advance rates available to the Bank at June 30, 1996.

       Long-term Borrowing. The long-term borrowing is an adjustable instrument tied to the prime interest rate. Fair value approximates carrying value.

       Reverse Repurchase Agreements. The fair value is estimated to approximate carrying value due to the short-term nature of the agreements.

       Advance Payments by Borrowers for Taxes and Insurance. The fair value approximates carrying value.

       Accrued Interest Payable. The fair value of these financial instruments approximates carrying value.

                   Management and Office Locations

                     1ST BANCORP AND SUBSIDIARIES


    Officers of First Federal Bank, A Federal Savings Bank

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
Lynn Stenftenagel, Executive Vice President, CFO
                       and Secretary
Ruth Mix Carnahan, Treasurer
R. William Ballard, Senior Vice President
Carroll C. Hamner, Senior Vice President
Wayne P. Kaufman, Senior Vice President
Gerald R. Belanger, Vice President
Laura E. Bogard, Vice President
Cheryl A. Otten, Vice President
John J. Periatt, Vice President
Paula J. Pesch, Vice President
Bradley M. Rust, Vice President/Controller
Jay A. Baker, Assistant Vice President
Doris J. Blackburn, Assistant Vice President
Jodi L. Chesser, Assistant Vice President
Kathy L. Clinkenbeard, Assistant Vice President
Lynn Elliott, Assistant Vice President
Dianne M. Frisk, Assistant Vice President
Kelly J. Gay, Assistant Vice President
Christina A. Glover, Assistant Vice President
Ruth Etta Hunter, Assistant Vice President
Rana M. Lee, Assistant Vice President
Bradley A. Lichte, Assistant Vice President
Debra J. McShanog, Assistant Vice President
Terri L. Tatum, Assistant Vice President
Carol A. Witshork, Assistant Vice President
Glenda L. Berryman, Assistant Secretary



               Officers of First Financial Insurance Agency, Inc.

                   C. James McCormick, Chairman of the Board
             Frank Baracani, President and Chief Executive Officer
            J. Timothy Tresslar, Vice President and General Manager
                   Lynn Stenftenagel, Secretary and Treasurer

                  Office Locations

1ST BANCORP
Corporate Headquarters:
   101 N. Third Street
   Vincennes, Indiana 47591
   (812) 885-2255
   (800) 688-3865

First Federal Bank, A FSB
Main Office:
   101 N. Third Street
Vincennes, Indiana 47591 812) 882-4528
      (800) 688-4528

Main Office Annex:
      102 N. Fifth Street
      Vincennes, Indiana 47591
      (812) 885-2255
      (800) 688-3865

Indianapolis Loan Origination Office:
       6239 South East Street
       Indianapolis, Indiana 46227
       (317) 781-7500

Evansville Loan Origination Office:
       125 N. Weinbach, Suite 730
       Evansville, Indiana 47711
       (812) 476-4441

Cincinnati Loan Origination Office:
       6279 Tri Ridge Blvd.
       Loveland, Ohio 45140
       (513) 248-8044

Dayton Loan Origination Office:
       761 Miamisburg-Centerville Rd.
       Centerville, Ohio 45459
       (513) 434-8382

Cleveland Loan Origination Office:
       4401 Rockside Rd.
       Suite 401
       Independence, Ohio 44131
       (216) 520-6290

Louisville Loan Origination Office:
       Hurstbourne Park
       9200 Shelbyville Rd. Suite 102
       Louisville, KY 40222
       (502) 326-0531

First Financial Insurance Agency, Inc.
       626 Veterans Drive
       Vincennes, Indiana 47591
       (812) 886-7283

                        Corporate Information

                     1ST BANCORP AND SUBSIDIARIES

Corporate Headquarters
      101 North Third Street, Vincennes, Indiana 47591
      Annex - 102 North Fifth Street, Vincennes, Indiana 47591
      (812) 885-2255

General Counsel
      Hart, Bell, Cummings, Ewing & Stuckey, Vincennes, Indiana

Special Counsel
      Barnes & Thornburg, Indianapolis, Indiana

Transfer Agent
      Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      MD#1O5OF5
      Cincinnati, Ohio 45202
      (800) 837-2755

Independent Public Accountants
      KPMG Peat Marwick LLP, Indianapolis, Indiana

Statement of Policy
      1ST BANCORP is an equal opportunity employer.

Form 1O-K Report
     Forms 1O-K and 1O-Q, as filed with the SEC, are available without charge by writing to Lynn Stenftenagel, 1ST BANCORP, 101 North Third Street, Vincennes, Indiana 47591 or by calling (812) 885-2255.

Shareholder Information
      At August 19, 1996, there were 409 shareholders of record and 670,131 shares of common stock outstanding.

Market Information
      1ST BANCORP common stock is traded on NASDAQ under the symbol FBCV. The following table sets forth the high and low bid prices per share of common stock for the periods indicated. This information was furnished by the NASD.

            Quarter Ended                 High             Low
            June 1996                    28.00            26.00
            March 1996                   29.75            29.00
            December 1995                31.75            30.50
            September 1995               35.00            33.00

            June 1995                    34.00            26.50
            March 1995                   34.50            18.00
            December 1994                20.50            19.00
            September 1994               19.75            19.25

Internet Address
      http://www.businesswire.com/cnn/fbcv.htm

                                 [COMPANY LOGO]

      Third & Busseron Streets * P.O. Box 1417 * Vincennes, Indiana 47591