Form 10-K, Exhibit 13
period 1998-06-30
FIRST BANCORP /IN/
filed 1998-09-29
CIK 840458

1ST BANCORP

                                  ANNUAL REPORT

                                      1998

                          1ST BANCORP AND SUBSIDIARIES


                                Table of Contents




Message to the
Shareholders...................................................................2

Selected Financial Highlights..................................................3

Business
Discussion.....................................................................4

Management's Discussion and Analysis of
Results of Operations and Financial Condition..................................7

Independent Auditors' Report..................................................16

Consolidated Statements of Financial Condition................................17

Consolidated Statements of Earnings...........................................18

Consolidated Statements of Stockholders' Equity...............................19

Consolidated Statements of Cash Flows.........................................20

Notes to Consolidated Financial Statements....................................21

Office Locations..............................................................41

Board of Directors............................................................42

Management....................................................................43

Corporate Information.........................................................44

     Message to the Shareholders:

     The announced merger with German American Bancorp overshadows all other events and financial reporting that we normally discuss in this Annual Report. We are excited about the opportunities afforded to the Corporation upon the consummation of the merger. We feel that our addition to the German American Bancorp family will enhance an already solid, profitable, well-managed multi-bank holding company.

     During 1998, the Corporation generated net earnings of $1,911,000, or $1.73 per share on a diluted basis. This compares to net earnings of $821,000, or $.75 per share during the previous year when earnings were reduced with the special one-time SAIF assessment. During the year, all of the subsidiaries were profitable, including the newest member to our family, First Title Insurance Company.

     We will continue to remain a community-oriented bank meeting the needs of our current and new customers. The future is bright for our customers, associates, and shareholders! As always, we wish to thank you for your continued loyalty and support.

     Sincerely,




     /s/ C. James McCormick
     C. James McCormick
     CEO and Chairman of the Board


     /s/ Frank Baracani
     Frank Baracani
     President

                         Selected Financial Highlights



                                                  1998             1997              1996              1995             1994
                                                  ----             ----              ----              ----             ----
Summary of Earnings                                               (Dollars in thousands except per share amounts)
  (for the year ended June 30):
  Interest Income                                 19,453           19,694            20,875           19,903            15,506
  Interest Expense                                13,004           13,292            14,520           13,419             8,955
  Provision for Loan Losses                          755              373                83              100                75
  Non-Interest Income                              2,142            3,098            10,391            5,384             3,434
  Non-Interest Expense                             5,309            8,555             7,528            7,898             7,459
  Income Taxes                                       616            (249)             3,373            1,440               808
  Net Earnings                                     1,911              821             5,762            2,430             1,643

  Basic Earnings Per Share (1)                     $1.75            $0.75             $5.22            $2.24             $1.46
  Diluted Earnings Per Share (1)                   $1.73            $0.75             $5.22            $2.23             $1.46

Financial Condition
  (as of June 30):
  Total Assets                                   260,149          270,490           263,483          312,759           253,560
  Securities Available for Sale                   15,504           11,588            10,499               -              5,758
  Securities Held to Maturity                     19,553           44,065            43,624           72,005            51,119
  Loans                                          187,739          174,609           169,339          206,923           176,181
  Deposits                                       117,763          144,316           137,148          209,805           172,791
  Borrowings                                     115,381          100,296           100,885           79,387            59,520
  Stockholders' Equity                            23,855           22,333            21,729           16,333            13,520

  Stockholders' Equity Per Share (1)(2)           $21.85           $20.32            $19.71           $14.83            $13.79

Supplemental Data
  (At or for the year ended June 30):
  Yield on Interest-Earning Assets                 7.93%            7.77%             7.75%            7.22%             6.87%
  Cost of Interest-Earning Liabilities             5.62%            5.54%             5.67%            5.02%             4.18%
  Net Interest-Rate Spread                         2.31%            2.23%             2.08%            2.20%             2.69%
  Net Interest-Rate Margin                         2.63%            2.52%             2.36%            2.35%             2.89%

  Return on Average Total Assets                   0.73%            0.31%             2.05%            0.84%             0.70%
  Return on Average Shareholders' Equity           8.28%            3.79%            29.45%           16.62%            12.24%
  Equity to Assets Ratio                           9.17%            8.26%             8.25%            5.22%             5.33%

  Cash Dividends Per Share (1)                     $0.26            $0.25             $0.24            $0.11             $0.11
  Dividend Payout Ratio                           14.86%           33.37%             4.52%            5.13%             7.81%

_______________________

(1) All per share calculations have been adjusted for the 3-for-2 stock split effective November 15, 1997 and the 5% stock dividends issued February 9, 1996, January 10, 1997, and January 23, 1998.

(2) Calculated by dividing total equity by number of shares of common stock outstanding at year end.

BUSINESS DISCUSSION

1ST BANCORP, an Indiana corporation formed in 1988 (the "Corporation"), is a nondiversified, unitary savings and loan holding company whose principal subsidiary is First Federal Bank, A Federal Savings Bank ("First Federal" or the "Bank"). The Bank operates two retail banking offices in Vincennes, Indiana and a loan production office in Evansville, Indiana.

Other Corporation subsidiaries include First Financial Insurance Agency, Inc. ("First Financial" or the "Agency"), a full service insurance agency, and First Title Insurance Company ("First Title").

On August 6, 1998, an Agreement was signed providing for the merger of 1ST BANCORP into German American Bancorp. Under the Agreement, the shareholders of 1ST BANCORP will receive shares of common stock of German American Bancorp with a targeted aggregate market value of $57,120,000 (based on market prices of German American common stock during a period of 15 trading days ending on the second trading date preceding closing) in a tax-free exchange, or approximately $50.94 per 1ST BANCORP share (assuming exercise of all outstanding options). If the German American share price is less than $28 per share or more than $33 per share during the valuation period, however, then the number of shares to be issued in the transaction will be based on a minimum or maximum share price, as the case may be, of $28 or $33. Accordingly, to the extent that German American's share price during the valuation period is less than $28 or more than $33, then the market value of the transaction could vary from the targeted value. The proposed merger is subject to the approval of 1ST BANCORP's and German American's shareholders as well as the appropriate bank regulatory agencies; receipt of a fairness opinion and other conditions. It is contemplated the merger will become effective during the first quarter of calendar year 1999.




                                             Lending
First Federal continues its commitment to residential mortgage lending, but at the same time, offers ancillary types of lending for customer convenience and to diversify the loan portfolio. The Bank has always put mortgage lending in the forefront of its business opportunities and has a successful track record in efficiently satisfying the housing needs of targeted communities.

First Federal funded $118.1 million in loans during fiscal 1998 as compared to $117.0 million in loans during fiscal 1997. Although total fundings during the two years are comparable, there was a shift from nonconforming to conforming and consumer loan production in 1998. During 1998, conforming mortgage loan fundings increased to $61.5 million as compared to $36.5 million in 1997. This increase is attributed mainly to refinance loan activity which resulted from the downward trend in interest rates during the year. Consumer loan production increased to $17.7 million during 1998 from $9.9 million during 1997 mainly because of the newly initiated indirect automobile loan program. Nonconforming mortgage loan fundings decreased to $37.5 million during 1998 as compared to $70.2 million in 1997. This decreased volume resulted from the restructuring of the nonconforming loan production office network in June, 1997 when all except one office was closed.

First Federal is committed to efficiently providing the credit needs of the Vincennes and surrounding communities and is successful in that endeavor. However, the Bank continues its focus on the nonconforming mortgage market as well. This market provides loans to a wider range of qualifying mortgage customers.

A portion of the highest quality nonconforming mortgage loans are retained in the portfolio for yield. The remainder of the nonconforming loans are sold, servicing released, to other companies, in order to preserve asset quality and to generate non-interest income. During the year, most of the conforming mortgage loans were sold in the secondary market with servicing retained by the Bank; however, a portion of the new conforming lending was placed in the portfolio. Retaining conforming mortgage loans in portfolio served to balance the loan portfolio and also enhanced yield since the rates were higher than for alternative investments. During the year, First Federal sold $55.1 million of residential mortgage loans as compared to the sale of $76.2 million of residential mortgage loans during fiscal 1997.

At June 30, 1998, the Bank maintained a loan portfolio with a concentration in residential real estate as shown in the following table:



Real Estate Loans:

     Construction Loans on:

     1-4 family dwelling units           $  4,501,000             2.4%

     Permanent Mortgages on:

        1-4 family dwelling units         155,913,000            82.0%
        5 or more dwelling units            2,904,000             1.5%
        Nonresidential property             2,768,000             1.5%
        Land                                1,872,000             1.0%
Consumer and Other Loans                   22,133,000            11.6%
                                         -----------------------------
Total Loans                              $190,091,000           100.0%

Over 95% of the total loan portfolio at June 30, 1998 consisted of residential real estate or consumer loans. Of the total $118.1 million loans processed during fiscal year 1998, over 98% was for residential or consumer purposes.

At June 30, 1998, nonperforming assets totaled $3.9 million or 1.5% of total assets This compares to $2.5 million, or .9% of total assets at June 30, 1997. This increase is attributed to several factors, including general economic conditions and the abundance of consumer bankruptcies being experienced throughout the country and in our primary lending area. Loan quality continues to be of major importance and strong effort is being made to ensure a quality portfolio. General valuation allowances have been increased to prepare for potential future losses in the portfolio.

Total allowance for loan losses at June 30, 1998 aggregated $1.5 million, or .8% of net loans receivable. This compares to $.1.2 million, or .8% of net loans receivable at June 30, 1997. The provision for loan losses was $755,000 during fiscal 1998 as compared to $373,000 during fiscal 1997. This increase was necessary because of the increased concentration of nonconforming and consumer loans in portfolio which, by their nature, exhibit a greater degree of credit risk. Management believes the allowance is adequate to absorb potential future losses.


                                 Retail Banking

The Bank operates two banking offices in Vincennes, Indiana. A variety of savings products and conveniences are offered by First Federal. Checking accounts, money market deposit accounts, and savings certificates are offered at competitive interest rates. Wire services, travelers' checks, money orders, savings bonds, ATM services, bank by mail, and automatic transfers are offered for customer convenience.

An extensive array of loan products is also offered. Fixed rate, adjustable rate, and balloon mortgages, as well as consumer loan products, credit cards, and overdraft and home equity lines of credit are available. Nonconforming mortgage loans are also offered, thus providing mortgage service for all segments of the communities being served.


                                    Insurance

First Financial Insurance Agency, Inc. has offices in Vincennes and Princeton, Indiana. The Agency continues to grow in insurance volume and in the number of companies represented. During fiscal years 1997 and 1998, the Agency purchased books of business from two different local insurance agencies, thereby increasing the premium base. At June 30, 1998, the Agency represented 18 property and casualty insurance companies. First Financial provides a full line of insurance products, including home, auto, farm and commercial coverages. The Agency also markets various health and life insurance products through its affiliation with 8 additional companies.



                                 Title Insurance

First Title Insurance Company had been a dormant corporation until the middle of the fiscal year when the assets of Illiana Abstract Company were purchased. First Title provides title and abstract searches, title insurance, and mortgage closing services. The Company sells insurance as agent for Chicago Title Insurance Company, Stewart Title Guaranty Company, and Ticor Title Insurance Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS


This report contains certain forward looking statements that inherently involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions in the Corporation's market area, the deterioration in the financial strength of the Corporation's loan customers, increased competition in the nonconforming lending arena, and the announced acquisition by German American Corporation.

                  Results of Operations and Financial Condition

1ST BANCORP's net earnings during fiscal year 1998 were $1,911,000 as compared to $821,000 during fiscal year 1997 and $5,762,000 during fiscal 1996. Diluted earnings per share were $1.73 during 1998, $.75 during 1997, and $5.22 during 1996. Dividends per common share were $. 26 in 1998, $.25 in 1997, and $.24 in 1996.

1ST BANCORP's assets were $260,149,000 at June 30, 1998 as compared to $270,490,000 at June 30, 1997. Stockholders' equity at June 30, 1998 was $23,855,000, an increase of $1,522,000 from stockholders' equity of $22,333,000 at June 30, 1997.



           Interest Rate Environment and Corporate Strategic Planning

The interest rate environment plays an important role in the strategic planning, new business, and earnings of the Corporation. This year, the trend was one of declining interest rates.

With the increased volume in nonconforming mortgage originations, the effect of interest rate fluctuations to the Corporation is somewhat mitigated because rates do not move as quickly in the nonconforming mortgage market as in the conforming mortgage market.

                               Net Interest Income



                                                                      1998
                                                -----------------------------------------------------
                                                    Average                             Yield
                                                    Balance         Interest            Rate
ASSETS
  Interest Earning Assets:
    Short-Term Investments and
      Interest Bearing Deposits                     $11,309             $621               5.49%
    Investment and Trading
      Account Securities                             49,252            3,097               6.29%
    Loans                                           184,877           15,735               8.51%
                                                -------------------------------------------------
  Total Interest Earning Assets                     245,438           19,453               7.93%
  Allowance for Loan Losses                         (1,172)
  Other Assets                                       17,146
                                                ------------
Total Assets                                        261,412
                                                ============

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest Bearing Liabilities:
    Deposits                                        130,502            7,308               5.60%
    Short-Term Borrowings                                53                3               5.66%
    Federal Home Loan Bank Advances
        and Other Borrowings                        100,955            5,693               5.64%
                                                -------------------------------------------------
  Total Interest Bearing Liabilities                231,510           13,004               5.62%
  Other Liabilities                                   6,836
  Stockholders' Equity                               23,066
                                                ------------
Total Liabilities and
  Stockholders' Equity                              261,412
                                                ============

Net Interest Income / Spread                                           6,449               2.31%
                                                            =====================================
Net Interest Margin                                                                        2.63%
                                                                             ====================




                                                                            1997
                                                   --------------------------------------------------
                                                        Average                              Yield
                                                        Balance           Interest           Rate
ASSETS
  Interest Earning Assets:
    Short-Term Investments and
      Interest Bearing Deposits                           $12,579              $677           5.38%
    Investment and Trading
      Account Securities                                   62,237             3,870           6.22%
    Loans                                                 178,746            15,147           8.47%
                                               -----------------------------------------------------
  Total Interest Earning Assets                           253,562            19,694           7.77%
  Allowance for Loan Losses                                 (979)
  Other Assets                                             12,764
                                               -------------------
Total Assets                                              265,347
                                               ===================

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest Bearing Liabilities:
    Deposits                                              139,674             7,678           5.50%
    Short-Term Borrowings                                     964                53           5.50%
    Federal Home Loan Bank Advances
        and Other Borrowings                               99,218             5,561           5.60%
                                               -----------------------------------------------------
  Total Interest Bearing Liabilities                      239,856            13,292           5.54%
  Other Liabilities                                         3,821
  Stockholders' Equity                                     21,670
                                               -------------------
Total Liabilities and
  Stockholders' Equity                                    265,347
                                               ===================

Net Interest Income / Spread                                                  6,402           2.23%
                                                                  ==================================
Net Interest Margin                                                                           2.52%
                                                                                    ================



                                                                       1996
                                                ----------------------------------------------
                                                     Average                         Yield
                                                     Balance         Interest         Rate
ASSETS
  Interest Earning Assets:
    Short-Term Investments and
      Interest Bearing Deposits                       $17,825            $955        5.36%
    Investment and Trading
      Account Securities                               59,777           3,893        6.51%
    Loans                                             191,735          16,027        8.36%
                                            -----------------------------------------------
  Total Interest Earning Assets                       269,337          20,875        7.75%
  Allowance for Loan Losses                             (886)
  Other Assets                                         13,221
                                            ------------------
Total Assets                                          281,672
                                            ==================

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest Bearing Liabilities:
    Deposits                                          163,793           9,073        5.54%
    Short-Term Borrowings                               3,368             154        4.57%
    Federal Home Loan Bank Advances
        and Other Borrowings                           89,103           5,293        5.94%
                                            -----------------------------------------------
  Total Interest Bearing Liabilities                  256,264          14,520        5.67%
  Other Liabilities                                     5,842
  Stockholders' Equity                                 19,566
                                            ------------------
Total Liabilities and
  Stockholders' Equity                                281,672
                                            ==================

Net Interest Income / Spread                                            6,355        2.08%
                                                              =============================
Net Interest Margin                                                                  2.36%
                                                                              =============




Net interest income is affected by both the volume and rates of interest earnings assets and interest bearing liabilities. Net interest income before provision for loan losses was $6,449,000 in 1998 as compared to $6,402,000 in 1997 and $6,355,000 in 1996. The increases during the three-year period were due to the increase in the net interest spread and net interest margin during times in which the volume of interest earning assets and interest bearing liabilities decreased.

Interest income was $19,453,000 in 1998 as compared to $19,694,000 in 1997 and $20,875,000 in 1996. Interest expense was $13,004,000 in 1998 as compared to $13,292,000 in 1997 and $14,520,000 in 1996. These levels are reflective of the interest rate fluctuations and the various operating strategies implemented during the three year period as discussed below.

The annualized average yield on interest earning assets has increased during the past three years because of changes in the economic environment and because of the increased volume of high yielding nonconforming mortgage loans being placed in the portfolio. The average yield on interest earning assets increased to 7.93% during 1998 from 7.77% during 1997 and 7.75% during 1996. The annualized average cost of interest bearing liabilities has fluctuated during the period, increasing to 5.62% during 1998 from 5.54% during 1997 as compared to 5.67% during 1996. The net interest spread has increased to 2.31% in 1998 as compared to 2.23% in 1997 and 2.08% during 1996.


Fiscal 1998 vs. Fiscal 1997

Although the average levels of interest earning assets and interest bearing liabilities decreased during 1998 as compared to 1997, there was an increase in net interest income.

The average balance of short-term investments and interest bearing deposits decreased to $11,309,000 during 1998 as compared to $12,579,000 during 1997. The average yield stayed relatively stable at 5.49% during 1998 as compared to 5.38% during 1997.

Average investment and trading account securities decreased during 1998 to $49,252,000 from $62,237,000 in 1997. The decision was made to allow the investment portfolio to decrease as securities matured or were called and to reinvest funds in portfolio loans which generate a higher rate of interest. The average interest rate on the investment and trading account securities remained relatively constant at 6.29% during 1998 compared to 6.22% during 1997.

Average loans increased to $184,877,000 during 1998 from $178,746,000 during 1997 because of the decision to place loans in portfolio for yield purposes. The average yield on loans increased to 8.51% during 1998 as compared to 8.47% during 1997. Although this increase appears insignificant, it occurred during a time of declining interest rates. The increased yield resulted from placing higher yielding nonconforming loans in portfolio during the year.

With the increased yields on short-term investments and interest bearing deposits, investment and trading account securities, and loans, the overall yield on total interest earning assets increased to 7.93% during 1998 as compared to 7.77% during 1997. This increase was somewhat offset by the increased cost of interest-bearing liabilities.

Because of the fluctuating interest rates experienced in the fiscal year, the cost of average deposits increased to 5.60% during 1998 as compared to 5.50% during 1997. The average balance of deposits declined during the year to $130,502,000 during 1998 from $139,674,000 during 1997. This decrease resulted from normal fluctuations in deposits experienced by the Bank.

 The cost of Federal Home Loan Bank advances and other borrowed money remained relatively constant at 5.64% during 1998 as compared to 5.60% during 1997. The level of average borrowings increased to $100,955,000 during 1998 compared to $99,218,000 during 1997, as more borrowings were utilized as an alternative to the acquisition of savings deposits.


Fiscal 1997 vs. Fiscal 1996

The average levels of interest earning assets and interest bearing liabilities decreased substantially during 1997 as compared to 1996. This was caused by the branch sales which took place in December, 1995. Yet, net interest income actually increased during the period.

Cash management was challenging during 1997 because of the fluctuating level of loan fundings on a monthly basis and the timing of loan sales. The average balance of short-term investments and interest bearing deposits decreased to $12,579,000 during 1997 as compared to $17,825,000 in 1996 because of less necessity to keep cash on hand during a time of decreased loan volume. The average yield stayed relatively stable at 5.38% during 1997 as compared to 5.36% in 1996.

Average investment and trading account securities increased during 1997 to $62,237,000 from $59,777,000 in 1996. The average interest rate decreased to 6.22% during 1997 from 6.51% during 1996. This occurred because reinvestment of excess cash and proceeds from called investment securities was at lower interest rates due to the decline in interest rates during the year.

Average loans decreased to $178,746,000 during 1997 from $191,735,000 during 1996. Offsetting this decline was an increase in the average yield on loans to 8.47% during 1997 from 8.36% during 1996. The decline in the average loan volume resulted from the branch sales, and the increased yield resulted from placing higher yielding nonconforming loans in portfolio during the year.

With the increased loan yield, offset by the decline in the yield on investment and trading account securities, the overall yield on total interest earning assets increased to 7.77% during 1997 as compared to 7.75% during 1996. More importantly, however, for net interest income purposes, was the decrease in the average cost of interest bearing liabilities during the year.

With the declining interest rate environment, the cost of average deposits decreased to 5.50% during 1997 as compared to 5.54% during 1996. The average balance of deposits also declined during the year to $139,674,000 during 1997 from $163,793,000 during 1996, because of the branch sales in December 1995 and the use of borrowings in lieu of higher cost brokered deposits.

Likewise, the cost of Federal Home Loan Bank advances and other borrowed money decreased to 5.60% during the year as compared to 5.94% during 1996 because of the declining interest rate environment. The level of average borrowings increased to $99,218,000 during 1997 as compared to $89,103,000 during 1996 because the price of such borrowings was less than the price of brokered deposits with similar terms.


Net interest margin

Another factor that must be considered is the contribution of interest free funds on the interest rate spread, which is the basis of the interest rate margin. Average interest earning assets exceeded average interest bearing liabilities by $13,928,000 in 1998, by $13,706,000 in 1997, and by $13,073,000
in 1996. An excess of interest earning assets effectively contributes interest free funds as an integral part of the interest rate margin. Thus, the Corporation's net interest margin exceeded the spread by 32 basis points in 1998, by 29 basis points in 1997, and by 28 basis points in 1996.




                               Non-Interest Income

Non-interest income decreased to $2,142,000 in 1998 from $3,098,000 in 1997 and from $10,391,000 in 1996. During the past three years, more emphasis has been placed on interest income, therefore the level of non-interest income continues to decline. The major reason for the $7,293,000 decrease during 1997 was the $7,274,000 gain on sale of the branch offices during 1996.

Net gain on sales of loans decreased during 1998 to $831,000 as compared to $2,124,000 during 1997 and $2,026,000 during 1996. The decrease in 1998 was caused by the decision to place loans in portfolio to generate net interest income. Total loan sales aggregated $55,096,000 in 1998, $76,202,000 in 1997, and $161,422,000 in 1996. The greater gain on sale of loans in 1997 and 1996 resulted from sale of nonconforming loans which generate a strong gain on sale and are not as rate sensitive as conforming mortgage loans. Included in the loan sales during 1998, 1997 and 1996, respectively, were $8,163,000, $37,709,000 and
$27,910,000 in nonconforming loans.

A $32,000 net gain on sales of securities was recognized during 1998 as compared to a net loss of $29,000 during 1997 and a net loss of $111,000 during 1996. The loss in 1996 was incurred because of the opportunity afforded by the issuance of the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," to restructure the investment portfolio. Lower yielding securities were sold to improve investment yield on the remaining portfolio.

Income from fees and service charges decreased to $321,000 during 1998 from $341,000 during 1997 and as compared to $296,000 in 1996. The level of fees is significantly affected by servicing fee income on loans serviced for other owners. The Bank retains .25% servicing fee on fixed rate loans and .375% servicing fee on adjustable rate loans that have been sold in the secondary market. Loans sold to others, with servicing retained by the Bank, totaled $120,811,000 at June 30, 1998, $112,642,000 at June 30, 1997, and $81,353,000 at
June 30, 1996.

Other non-interest income increased to $958,000 in 1998 from $662,000 in 1997 and as compared to $906,000 in 1996. The increase in 1998 is attributed to the increased income generated by First Financial Insurance Agency, Inc. and by First Title Insurance Company. First Financial recognized insurance income of $437,000 during 1998 as compared to $260,000 in 1997. First Title recognized $93,000 in title-related income during 1998 as compared to no income during 1997 when the company was inactive. Included in the 1996 income is $237,000 which resulted from the sale of FHLMC and FNMA servicing rights. These servicing rights were sold to minimize prepayment risk associated with the projected lowering long term interest rate scenario. Additionally, in years prior to 1996, these servicing rights were sold to recognize currently the value in net income; with the adoption of FAS 122, this is no longer necessary, as the value of the servicing rights is recognized currently. Accordingly, no servicing rights were sold during 1998 or 1997.


                              Non-Interest Expense

Non-interest expense decreased substantially to $5,309,000 in 1998 from $8,555,000 in 1997 and from $7,528,000 in 1996. The decrease in 1998 resulted from the closing of the outlying mortgage loan production offices, including reduction in personnel, occupancy, and other expenses. The increase in 1997 is attributed to the one-time pre-tax charge of $1,330,000 to federal insurance premiums for an industry-wide special assessment by the FDIC to recapitalize the SAIF.

Compensation and employee benefits, the major component of non-interest expense, decreased to $2,993,000 in 1998 from $4,195,000 in 1997 and from $4,273,000 in
1996. The decrease during 1998 was from the decrease in employees resulting from the closing of the majority of the mortgage loan production offices in late fiscal 1997.

Net occupancy decreased to $536,000 in 1998 from $719,000 in 1997 and from $746,000 in 1996. This is also due to the closing of the mortgage loan production offices.

Other non-interest expense also decreased in 1998 to $1,619,000 from $2,052,000 in 1997 and from $2,040,000 in 1996. This decrease is attributed to a decrease of ancillary expenses because of the closing of the loan production offices.

                                  Income Taxes

The Corporation incurred an income tax expense of $616,000 in 1998 as compared to an income tax benefit of $249,000 in 1997 and an income tax expense of $3,373,000 in 1996. The Corporation has invested in an affordable housing senior citizen project that produces tax credits. This significantly lowered the income tax rate during the three fiscal years. In 1997, because of the SAIF assessment which lowered earnings, the total amount of tax credits could not be used as related to fiscal 1997 income, however, tax laws allowed the credits to be carried back to the prior year when income was sufficient for the Corporation to use the full fiscal 1997 allocated credit.

                               Financial Condition

The Corporation's assets aggregated $260,149,000 at June 30, 1998, a decrease of $10,341,000 from assets of $270,490,000 at June 30, 1997. Total cash and cash equivalents decreased by $4,131,000 to $16,163,000 at June 30, 1998 from $20,294,000 at June 30, 1997. This decrease was due to a normal fluctuation in cash in conjunction with managing the mortgage loan pipeline.

Net loans receivable increased to $185,290,000 at June 30, 1998 from $146,840,000 at June 30, 1997. This increase resulted from the decision during the year to portfolio mortgage loans as the highest yielding investment alternative in the decreasing interest rate environment. Lower yielding conforming loans continued to be sold whereas the higher yielding high quality nonconforming loans were retained in portfolio. The loans held for sale decreased to $2,449,000 at June 30, 1998 from $27,769,000 at June 30, 1997 because of a bulk sale in late 1998 and because of the decision to retain loans in portfolio rather than to include them as held for sale.

Securities held to maturity decreased by $24,512,000 during the year to $19,553,000 at June 30, 1998 from $44,065,000 at June 30, 1997. This decrease resulted from securities maturing or being called during the year and the decision to allow the portfolio to shrink to fund the increasing loan portfolio. Securities available for sale increased to $15,504,000 at June 30, 1998 from $11,588,000 at June 30, 1997. Securities purchased during the year for liquidity reasons were placed in the available for sale portfolio.

Total deposits decreased by $26,553,000 to $117,763,000 at June 30, 1998 from $144,316,000 at June 30, 1997. This occurred because of greater reliance on borrowed funds rather than use of brokered deposits to supplement savings deposits obtained in the Vincennes area.

To somewhat offset this decrease in deposits, advances from FHLB and other borrowings increased by $15,085,000 to $115,381,000 at June 30, 1998 from $100,296,000 at June 30, 1997.


                                Capital Resources

At June 30, 1998, stockholders' equity was $23,855,000, an increase of $1,522,000 over total stockholders' equity of $22,333,000 at June 30, 1997.

The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is also subject to the regulatory requirements applicable to a federal savings bank.

Current capital regulations require savings institutions to have minimum tangible capital equal to 1.5% of total assets and a minimum 3% core capital ratio. Additionally, savings institutions are required to meet a risk-based capital ratio equal to 8% of risk-weighted assets. At June 30, 1998, the Bank exceeded all capital requirements.

Minimum capital standards place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution, as defined by the regulations, would have a total risk-based capital ratio of at least 10%, a Tier 1 (core) risk-based capital ratio of at least 6%, and a leverage (core) risk-based capital ratio of at least 5%. At June 30, 1998, First Federal was classified as "well-capitalized."

The following is a summary of the Bank's regulatory capital and capital requirements at June 30, 1998:



                                                                                              Core/          Tier 1        Total
                                                 GAAP         Tangible      Tangible        Leverage      Risk-Based    Risk-Based
                                               Capital        Capital        Equity         Capital        Capital       Capital

1ST BANCORP GAAP Capital                       $23,855,000
First Federal GAAP Capital                     $22,603,000   $22,603,000    $22,603,000    $22,603,000    $22,603,000   $22,603,000

Capital Adjustments:
  Unrealized Loss on Investment Securities                        36,000         36,000         36,000         36,000        36,000
  General Valuation Allowance                                                                                             1,000,000
  Disallowed                                                    (37,000)       (37,000)       (37,000)       (37,000)      (37,000)
                                                           -------------------------------------------------------------------------
Regulatory Computed Capital                                   22,602,000     22,602,000     22,602,000     22,602,000    23,602,000
                                                           =========================================================================

Total Assets:
  Adjusted Total Assets                                      259,779,000    259,779,000    259,779,000    -             -
  Risk-Weighted Assets                                       -              -              -              157,919,000   157,919,000
                                                           -------------------------------------------------------------------------
Regulatory Computed Assets                                   259,779,000    259,779,000    259,779,000    157,919,000   157,919,000
                                                           =========================================================================

Regulatory Capital Ratio                                           8.70%           8.70%          8.70%         14.31%        14.95%
                                                                   ====            ====           ====          =====         =====
Regulatory Capital Category:
  OTS Minimum Requirements                                         1.50%                          3.00%                        8.00%
                                                                   ====                           ====                         ====

Prompt Corrective Action Requirements:
  Not Critically Undercapitalized Equal to                                         2.00%
                                                                                   ====

  Well Capitalized Equal to or Greater Than                                                       5.00%          6.00%        10.00%
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

An asset/liability management program has been designed and implemented to stabilize and improve earnings by managing interest rate risk without adversely affecting asset quality. This program involves the coordination of sources and uses of funds and the evaluation of changing market rate relationships. In this process, the Corporation's interest rate risk is analyzed using gap analysis and simulation analysis produced by the OTS.

Management closely monitors the asset/liability mix and adjusts policies and strategies to manage the impact of fluctuating interest rates on operating results. The following table sets forth the repricing of the Corporation's interest earning assets and interest bearing liabilities at June 30, 1998. Prepayment assumptions and decay rates have been applied to more accurately reflect the asset/liability gap.

                                                                           At June 30, 1998
                                                                     Maturing or Repricing Within
                                     -----------------------------------------------------------------------------------------------

                                      Average                           1 Year            1 to 3         3 to 5          More than
                                        Rate           Total            Or Less            Years         Years            5 Years
                                     -----------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Rate Sensitive Assets
-----------------------------------------------------------------------------------------------------------------------------------
Loans Receivable (1)
   Adjustable Rate Mortgage loans       8.39%       $80,425           $34,969           $35,950           $8,034            $1,472
   Fixed Rate Mortgage loans            8.39%        89,982            22,303            24,006           15,620            28,053
   Nonmortgage Loans                    8.97%        22,133             8,763             8,113            4,240             1,017
Investments                             6.06%        56,657            31,813             9,679            5,470             9,695
                                      ---------------------------------------------------------------------------------------------

Total Rate Sensitive Assets             7.91%      $249,197           $97,848           $77,748          $33,364           $40,237
===================================================================================================================================

Rate Sensitive Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Deposits
  Fixed Maturity Deposits               5.99%       $94,738           $60,706           $25,615           $6,365            $2,052
  Other Deposits (2)                    3.79%        23,023            17,059             2,341            1,339             2,284
FHLB Advances and Other Borrowings      5.44%       115,381            26,209            19,000           45,000            25,172
                                      ---------------------------------------------------------------------------------------------

Total Rate Sensitive Liabilities        5.50%      $233,142          $103,974           $46,956          $52,704           $29,508
===================================================================================================================================

Total Asset/Liability Gap                           $16,055          ($6,126)           $30,792        ($19,340)           $10,729
Cumulative Asset/Liability Gap                      $16,055          ($6,126)           $24,666           $5,326           $16,055
Cumulative Gap as a Percentage of
 Total Assets - 1998                                                   -2.35%             9.48%            2.05%             6.17%
Cumulative Gap as a Percentage of
Total Assets - 1997                                                    -8.26%           -16.44%           -9.71%             4.99%

---------------------------------------------
(1) The distribution of fixed rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments. For adjustable rate loans, interest rates adjust at intervals of one month to seven years.

(2) A portion of these transaction account balances has been included in the More Than 5 Years category to reflect management's assumption that these accounts are not rate sensitive.








                                    Liquidity

The Corporation conducts substantially all its business through its thrift subsidiary. The main source of funds for 1ST BANCORP is dividends from the Bank.

The Corporation's primary sources of funds are the Bank's deposits, which totaled $117,763,000 at June 30, 1998, and borrowings, which totaled $115,381,000 at June 30, 1998. During the year, cash flow needs were also supplied by loan payments, proceeds from sales of loans and securities, and proceeds from maturities and calls of securities.

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

Historically, the Bank has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities. Regulations require thrift institutions to maintain minimum levels of certain liquid investments. At June 30, 1998, First Federal's regulatory liquidity exceeded the 4% requirement.



                              Year 2000 Compliance

The Year 2000 issue is the result of potential problems with the programming code in existing computer systems as the Year 2000 approaches. An assessment of the impact of the Year 2000 issue on the Corporation's computer systems has been completed. Management is closely monitoring the progress of the systems in place toward Year 2000 compliance.

The Bank's records are primarily maintained by a third-party data center. The Corporation also relies on third party vendors to provide data processing capabilities. Formal communications from the data center and other service providers indicate reprogramming will be completed within a sufficient time frame to allow adequate testing to ensure continuing operations in the Year
2000. Completion of testing for Year 2000 compliance is expected by June 30, 1999. Management believes the Year 2000 issue will not pose significant operational problems for the Corporation's computer systems.

Expenses related to upgrading the computer systems and software for Year 200 compliance is estimated to be $200,000. At June 30, 1998, approximately $130,000 of this amount had already been expended in connection with Year 2000 compliance. Management does not consider the cost to the Corporation of these Year 2000 compliance activities to be material to the financial position or results of operations in any given year.

Independent Auditors' Report


The Board of Directors
1ST BANCORP:

We have audited the accompanying consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1ST BANCORP and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1998 in conformity with generally accepted accounting principles.





Indianapolis, Indiana
July 23, 1998 except as to note 17,
    which is as of August 6, 1998

                          1ST BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 1998 and 1997




                Assets                                                                 1998                 1997

Cash and cash equivalents:
    Interest bearing deposits                                                  $       15,831,000           19,771,000
    Non-interest bearing deposits                                                         332,000              523,000
                                                                                 -----------------    -----------------
       Cash and cash equivalents                                                       16,163,000           20,294,000
                                                                                 -----------------    -----------------

Securities available for sale (note 2)                                                 15,504,000           11,588,000
Securities held to maturity (market value of $19,514,000
    and $43,556,000) (note 3)                                                          19,553,000           44,065,000
Loans receivable, net (notes 4 and 8)                                                 185,290,000          146,840,000
Loans held                                                                              2,449,000           27,769,000
for sale
Accrued interest receivable:
    Securities                                                                            524,000            1,081,000
    Loans                                                                               1,205,000            1,099,000
Stock in FHLB of Indianapolis, at cost                                                  5,769,000            4,941,000
Office premises and equipment (note 6)                                                  3,077,000            3,225,000
Real estate                                                                               930,000              397,000
owned
Prepaid expenses and other assets                                                       9,685,000            9,191,000
                                                                                 -----------------    -----------------

                                                                                      260,149,000          270,490,000
                                                                                 =================    =================

    Liabilities and Stockholders' Equity

Liabilities:
    Deposits                                                                          117,763,000          144,316,000
    (note 7)
    Advances from FHLB and other borrowings (note 8)                                  115,381,000          100,296,000
    Advance payments by borrowers for taxes and insurance                                 362,000              304,000
    Accrued interest payable on deposits                                                  598,000            1,194,000
    Accrued expenses and other liabilities                                              2,190,000            2,047,000
                                                                                 -----------------    -----------------
                                                                                      236,294,000          248,157,000
                                                                                 -----------------    -----------------

Stockholders' equity (note 9):
    Preferred stock, no par value; shares authorized
       of 2,000,000, none outstanding                                                           -                    -
    Common stock, $1 par value; shares authorized
       of 5,000,000; shares issued and outstanding of
       1,091,710 and 1,099,187                                                          1,092,000              698,000
    Paid-in                                                                             2,084,000            2,642,000
    capital
    Retained earnings, substantially restricted                                        20,715,000           19,102,000
    Unrealized depreciation on securities available for
       sale (note 2)                                                                     (36,000)            (109,000)

                                                                                 -----------------    -----------------
                                                                                       23,855,000           22,333,000
                                                                                 -----------------    -----------------

Commitments (note 14)
                                                                               $      260,149,000          270,490,000
                                                                                 =================    =================

See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                    Years ended June 30, 1998, 1997 and 1996


                                                                                  1998             1997             1996

Interest income:
    Loans                                                                  $     15,735,000       15,147,000       16,027,000
    Securities                                                                    3,093,000        3,852,000        3,890,000
    Trading account securities                                                        4,000           18,000            3,000
    Other short-term investments and interest bearing deposits                      621,000          677,000          955,000
                                                                             ---------------  ---------------  ---------------
          Total interest income                                                  19,453,000       19,694,000       20,875,000
                                                                             ---------------  ---------------  ---------------

Interest expense:
    Deposits (note 7)                                                             7,308,000        7,678,000        9,073,000
    Short-term borrowings                                                             3,000           53,000          154,000
    FHLB advances and other borrowings                                            5,693,000        5,561,000        5,293,000
                                                                             ---------------  ---------------  ---------------
          Total interest expense                                                 13,004,000       13,292,000       14,520,000
                                                                             ---------------  ---------------  ---------------

          Net interest income before
              provision for loan losses                                           6,449,000        6,402,000        6,355,000

Provision for loan losses (note 4)                                                  755,000          373,000           83,000
                                                                             ---------------  ---------------  ---------------

          Net interest income after
              provision for loan losses                                           5,694,000        6,029,000        6,272,000
                                                                             ---------------  ---------------  ---------------

Non-interest income:
    Fees and service charges                                                        321,000          341,000          296,000
    Net gain (loss) on sales of securities available for
       sale and trading account securities (note 2)                                  32,000         (29,000)        (111,000)
    Net gain on sales of loans                                                      831,000        2,124,000        2,026,000
    Net gain on sale of branch offices (note 13)                                          -                -        7,274,000
    Other (note 5)                                                                  958,000          662,000          906,000
                                                                             ---------------  ---------------  ---------------
          Total non-interest income                                               2,142,000        3,098,000       10,391,000
                                                                             ---------------  ---------------  ---------------

Non-interest expense:
    Compensation and employee benefits                                            2,993,000        4,195,000        4,273,000
    Net occupancy                                                                   536,000          719,000          746,000
    Federal insurance premiums (note 7)                                             161,000        1,589,000          469,000
    Other                                                                         1,619,000        2,052,000        2,040,000
                                                                             ---------------  ---------------  ---------------
          Total non-interest expense                                              5,309,000        8,555,000        7,528,000
                                                                             ---------------  ---------------  ---------------

          Earnings before income taxes                                            2,527,000          572,000        9,135,000

Income taxes (note 12)                                                              616,000        (249,000)        3,373,000
                                                                             ---------------  ---------------  ---------------

          Net earnings                                                     $      1,911,000          821,000        5,762,000
                                                                             ===============  ===============  ===============

Basic earnings per share (note 10)                                         $           1.75              .75             5.22
                                                                             ===============  ===============  ===============
Diluted earnings per share (note 10)                                       $           1.73              .75             5.22
                                                                             ===============  ===============  ===============


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 1998, 1997 and 1996




                                                                                                         Unrealized
                                                                                                        depreciation
                                                                                                        on securities      Total
                                                            Common        Paid-in      Retained          available     stockholders'
                                                             stock        capital      earnings          for sale          equity

Balance at June 30, 1995                                 $     634,000     2,825,000    13,064,000      (190,000)       16,333,000
    Issuance of common stock through employee
       stock purchase plan (note 9)                              5,000        77,000             -              -           82,000
    Issuance of common stock through dividend
       reinvestment and shareholder stock purchase plan          2,000        53,000             -              -           55,000
    Purchase and retirement of common stock (note 9)            (6,000)     (176,000)            -              -         (182,000)
    Issuance of 33,111 shares of common stock at
       par value for 5% stock dividend plus cash in
       lieu of fractional shares                                32,000      (32,000)       (5,000)              -           (5,000)
    Dividends ($.24 per share)                                       -             -     (261,000)              -         (261,000)
    Change in net unrealized depreciation on
       securities available for sale (note 2)                        -             -             -       (55,000)          (55,000)
    Net earnings                                                     -             -     5,762,000              -        5,762,000
                                                            ----------- ------------- -------------    -----------   --------------
Balance at June 30, 1996                                       667,000     2,747,000    18,560,000      (245,000)       21,729,000
    Issuance of common stock through employee
       stock purchase plan (note 9)                              3,000        76,000             -              -           79,000
    Issuance of common stock through dividend
       reinvestment and shareholder stock purchase plan          2,000        52,000             -              -           54,000
    Purchase and retirement of common stock (note 9)            (7,000)     (200,000)            -              -        (207,000)
    Issuance of 33,013 shares of common stock at
       par value for 5% stock dividend plus cash in
       lieu of fractional shares                                33,000      (33,000)       (5,000)              -          (5,000)
    Dividends ($.25 per share)                                       -             -     (274,000)              -        (274,000)
    Change in net unrealized depreciation on
       securities available for sale (note 2)                        -             -             -        136,000          136,000
    Net earnings                                                     -             -       821,000              -          821,000
                                                            ----------- ------------- -------------    -----------   --------------
Balance at June 30, 1997                                       698,000     2,642,000    19,102,000      (109,000)       22,333,000
    Issuance of common stock through employee
       stock purchase plan (note 9)                              3,000        72,000             -              -           75,000
    Issuance of common stock through dividend
       reinvestment and shareholder stock purchase plan          1,000        35,000             -              -           36,000
    Purchase and retirement of common stock (note 9)          (10,000)     (295,000)             -              -        (305,000)
    Issuance of 51,705 shares of common stock at
       par value for 5% stock dividend plus cash in
       lieu of fractional shares                                52,000      (52,000)       (5,000)              -          (5,000)
    Issuance of 345,741 shares of common stock at
       par value for 3 for 2 stock split plus cash in lieu
       of fractional shares                                    346,000     (346,000)       (5,000)              -          (5,000)
    Exercise of stock options to purchase 1,575 shares
       of common stock at $19.07 per share (note 9)              2,000        28,000             -              -           30,000
    Dividends ($0.26 per share)                                      -             -     (288,000)              -        (288,000)
    Change in net unrealized depreciation on
       securities available for sale (note 2)                        -             -             -         73,000           73,000
    Net earnings                                                     -             -     1,911,000              -        1,911,000
                                                            ----------- ------------- -------------    -----------   --------------

Balance at June 30, 1998                                  $  1,092,000     2,084,000    20,715,000       (36,000)       23,855,000
                                                            =========== ============= =============    ===========   ==============


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended June 30, 1998, 1997 and 1996



                                                                                   1998                  1997            1996

Net cash flows from operating activities:
    Net earnings                                                                 $   1,911,000           821,000       5,762,000
    Adjustments to reconcile net earnings to net cash provided
       (used) by operating activities:
          Depreciation and amortization                                                479,000           348,000         300,000
          Amortization of mortgage servicing rights                                    242,000           153,000         107,000
          Gain on sale of loans                                                      (831,000)       (2,124,000)     (2,026,000)
          Loss (gain) on sale of securities                                           (32,000)            29,000         111,000
          Gain on sale of branch                                                             -                 -     (7,274,000)
          Loss on sale of equipment                                                          -            54,000               -
          Net change in loans held for sale                                         25,320,000       (9,179,000)    (13,486,000)
          Provision for loan losses                                                    755,000           373,000          83,000
          Change in accrued interest receivable                                        451,000            35,000         107,000
          Change in prepaid expenses and other assets                                (634,000)         (476,000)         635,000
          Change in accrued expenses and other liabilities                           (501,000)          (79,000)     (1,646,000)
          Loss on investment in limited partnership                                    113,000           122,000         263,000
                                                                                  -------------   ---------------  --------------
             Net cash provided (used) by operating activities                       27,273,000       (9,923,000)    (17,064,000)
                                                                                  -------------   ---------------  --------------

Cash flows from investing activities:
    Purchases of securities held to maturity                                                 -       (3,519,000)    (34,262,000)
    Proceeds from maturities of securities held to maturity                         24,510,000         3,062,000      16,872,000
    Purchases of securities available for sale                                    (49,709,000)      (31,913,000)    (46,074,000)
    Proceeds from maturity of securities available for sale                         10,530,000         1,192,000       5,015,000
    Proceeds from sale of securities available for sale                             35,339,000        29,826,000      76,159,000
    Change in loans, net                                                          (39,213,000)         1,159,000    (12,834,000)
    Purchase of life insurance policies                                                      -          (35,000)               -
    Purchase of stock of FHLB of Indianapolis                                        (828,000)          (77,000)       (988,000)
    Purchases of office premises and equipment                                       (161,000)         (615,000)       (154,000)
    Proceeds from sale of office premises and equipment-branch sales                         -                 -       1,316,000
    Proceeds from sale of loans-branch sales                                                 -                 -      28,875,000
    Sale of deposits-branch sales                                                            -                 -    (77,406,000)
    Proceeds from bulk sale of loans                                                         -                 -      37,937,000
                                                                                  -------------   ---------------  --------------
             Net cash used by investing activities                                (19,532,000)         (920,000)     (5,544,000)
                                                                                  -------------   ---------------  --------------

Cash flows from financing activities:
    Net (decrease) increase in deposits                                           (26,553,000)         7,168,000      11,017,000
    Proceeds from FHLB advances and other borrowings                                81,996,000        83,768,000     202,544,000
    Repayment of FHLB advances and other borrowings                               (66,911,000)      (84,357,000)   (181,046,000)
    Proceeds from issuance of common stock                                             141,000           133,000         137,000
    Purchase and retirement of common stock                                          (305,000)         (207,000)       (182,000)
    Payment of dividends on common stock                                             (298,000)         (279,000)       (266,000)
    Increase (decrease) in advance payments by borrowers for interest and taxes         58,000         (188,000)     (1,829,000)
                                                                                  -------------   ---------------  --------------
             Net cash provided (used) by financing activities                     (11,872,000)         6,038,000      30,375,000
                                                                                  -------------   ---------------  --------------

Net increase (decrease) in cash and cash equivalents                               (4,131,000)       (4,805,000)       7,767,000

Cash and cash equivalents at beginning of year                                      20,294,000        25,099,000      17,332,000
                                                                                  -------------   ---------------  --------------

Cash and cash equivalents at end of year                                         $  16,163,000        20,294,000      25,099,000
                                                                                  =============   ===============  ==============

Additional disclosures:
    Interest paid                                                                $  13,567,000        12,917,000      14,170,000
                                                                                  =============   ===============  ==============
    Income taxes paid                                                            $     996,000           287,000       4,700,000
                                                                                  =============   ===============  ==============
    Transfer of investment securities held to maturity to available
       for sale account                                                          $           -                 -      45,838,000
                                                                                  =============   ===============  ==============
    Transfer of loans receivable to prepaid expenses and other assets            $   3,863,000         4,111,000               -
                                                                                  =============   ===============  ==============

See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1998, 1997 and 1996


(1)    Summary of Significant Accounting Policies

       Principles of Consolidation

       The consolidated financial statements include the accounts of 1ST BANCORP (the "Corporation") and its subsidiaries, First Federal Bank, A Federal Savings Bank and subsidiary (the "Bank"), First Financial Insurance Agency, Inc. and First Title Insurance Company. All significant intercompany transactions and balances have been eliminated in consolidation.

       The accounting and reporting policies of the Corporation and the Bank conform to generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and consolidated statement of earnings for the period.
       Actual results could differ significantly from those estimates.

       The Bank is subject to competition from other financial  institutions and
       is  regulated  by  certain  federal   agencies  and  undergoes   periodic
       examination by those regulatory authorities.

       Cash and Cash Equivalents

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

       Securities Held to Maturity and Available for Sale

       Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount as a separate component of stockholders' equity until realized. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses on securities are computed on a specific identification basis.

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

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                                   (Continued)

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

       Loans are placed on non-accrual status when the collection of interest becomes doubtful. Interest previously accrued but not deemed collectible is reserved.

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

       Gains and losses on the sale of loans are reflected in operations at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans, adjusted for normal servicing fees. The Bank recognizes, as separate assets, rights to service mortgage loans for others however those servicing rights are acquired.

       The Bank hedges its interest rate risk on fixed rate loan commitments expected to close and the inventory of mortgage loans held for sale. Related hedging gains and losses are recognized at the time gains or losses are recognized on the related loans sold. The Bank does not anticipate any loss on open commitments at June 30, 1998.

       As of July 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 122, Accounting for Servicing Rights ("SFAS 122"). For servicing retained loan sales, SFAS 122 requires the capitalization of the cost of mortgage service rights, regardless of whether those rights were acquired through purchase or origination. Effective December 31, 1996, SFAS 122 was superseded by Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). The Bank's accounting for mortgage servicing rights was not changed by SFAS 125. Prior to the adoption of SFAS 122 and SFAS 125, only purchased servicing rights were capitalized.

       Beginning with the adoption of SFAS 122, the total cost of mortgage loans, whether originated or purchased, with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of, estimated net servicing revenue. Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on the predominant risk characteristics of the underlying serviced loan.

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




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

       New Accounting Pronouncements

       In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income is the total of net income and all nonowner changes in equity. The statement is effective for fiscal years beginning after December 15, 1997. The Corporation does not anticipate the adoption of SFAS 130 in fiscal 1999 will have any impact on its financial position or results of operations.

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related
       Information (SFAS 131) which requires the disclosure of financial and descriptive information about reportable operating segments. Operating segments are components of an enterprise about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. The Corporation does not anticipate the adoption of SFAS 131 in fiscal 1999 will have any impact on its financial position or results of operations.

       In February 1998, the FASB issued Statement of Financial Accounting Standard No. 132, Employers' Disclosures About Pension and Other
       Postretirement Benefits (SFAS 132) which standardizes disclosure requirements for pension and other postretirement benefit plans. As this standard does not change the measurement or recognition of those plans, the Corporation does not anticipate the adoption of SFAS 132 in 1999 will have any impact on its financial position or results of operations.

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



       In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) which establishes accounting and reporting standards for derivative instruments. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial condition at fair value. The accounting for changes in fair value of the derivative depends on the intended use of the derivative and the resulting designation. The Corporation does not anticipate the adoption of SFAS 133 in fiscal 2000 will have a material impact on its financial position or results of operations.

       Reclassifications

       Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

(2)    Securities Available for Sale

       Securities available for sale consist of the following at June 30:


                                                                              1998
                                             -----------------------------------------------------------------------
                                               Amortized         Unrealized         Unrealized           Market
                                                  Cost              Gains             Losses             Value

       Mortgage-backed securities:
          FHLMC                           $     1,723,000                   -             (2,000)        1,721,000
          GNMA                                  9,245,000                   -            (60,000)        9,185,000

       Investments:
         U.S. Treasury and agency
          obligations                           4,596,000               6,000             (4,000)        4,598,000
                                             ---------------    --------------     --------------    ---------------

                                          $    15,564,000               6,000            (66,000)       15,504,000
                                             ===============    ==============     ==============    ===============

                                                                              1997
                                              ----------------------------------------------------------------------
                                                Amortized        Unrealized          Unrealized          Market
                                                  Cost              Gains              Losses            Value

       Mortgage-backed securities:
          FHLMC                                  2,206,000                 -             (33,000)        2,173,000

       Investments:
         U.S. Treasury and agency
          obligations                            9,563,000                 -            (148,000)        9,415,000
                                              --------------    --------------      -------------    ---------------

                                                11,769,000                 -            (181,000)       11,588,000
                                              ==============    ==============      =============    ===============

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

       For the year ended June 30, 1998, gross realized gains and gross realized losses on sales of investment securities available for sale were $7,000 and $13,000, respectively and from the sales of mortgage-backed securities available for sale were $35,000 and $4,000, respectively. For the year ended June 30, 1997, gross realized losses from the sales of investment securities available for sale were $19,000. For the year ended June 30, 1996, gross realized gains and gross realized losses from the sales of investment securities available for sale were $118,000 and $294,000, respectively, and from the sales of mortgage-backed securities available for sale were $57,000 and $4,000, respectively.

       For the year ended June 30, 1998, gross realized gains and gross realized losses on sales of trading account securities were $18,000 and $11,000, respectively. For the year ended June 30, 1997, gross realized gains and gross realized losses on sales of trading account securities were $13,000 and $23,000. For the year ended June 30, 1996, gross realized gains and gross realized losses were $13,000 and $1,000, respectively.

       At June 30, 1998, the contractual maturity of securities available for sale follows:

                                                      Amortized       Market
                                                        cost          value

          Due after one year through five years      $ 1,998,000     1,994,000
          Due after five years through ten years         601,000       600,000
          Due after ten years                          1,997,000     2,004,000
          Mortgage-backed securities                  10,968,000    10,906,000
                                                      ------------  ----------

                                                     $15,564,000    15,504,000
                                                     ===========    ==========

 (3)   Securities Held to Maturity

       Securities held to maturity at June 30 consist of:


                                                                               1998
                                               ---------------------------------------------------------------------
                                                 Amortized         Unrealized         Unrealized          Market
                                                    Cost              Gains             Losses             Value

          U.S. Treasury and agency
             obligations                    $     19,258,000             2,000             (46,000)       19,214,000

          Mortgage-backed securities                 295,000             5,000                   -           300,000
                                               ---------------    --------------     -------------     --------------

                                            $    19,553,000              7,000             (46,000)       19,514,000
                                               ===============    ==============     =============     ==============

                                                                               1997
                                               ---------------------------------------------------------------------
                                                Amortized         Unrealized         Unrealized          Market
                                                   Cost              Gains             Losses             Value

          U.S. Treasury and agency
             obligations                         43,747,000            41,000           (553,000)        43,235,000

          Mortgage-backed securities                318,000             5,000             (2,000)           321,000
                                               -------------     --------------     --------------    --------------

                                                 44,065,000            46,000           (555,000)        43,556,000
                                               =============     ==============     ==============    ==============

       At June 30, 1998, the contractual maturity of securities held to maturity follows:

                                                               Amortized           Market
                                                                 cost               value

          Due within one year                              $     8,450,000          8,436,000
          Due after one year through five years                  8,808,000          8,776,000
          Due after five years through ten years                 1,000,000          1,000,000
          Due after ten years                                    1,000,000          1,002,000
          Mortgage-backed securities                               295,000            300,000
                                                             --------------     --------------

                                                           $    19,553,000         19,514,000
                                                             ==============     ==============

(4)    Loans Receivable

       Loans receivable at June 30 consist of:

                                                                1998               1997
                                                                ----               ----

          Real estate loans:
             Mortgage                                    $    163,457,000        135,189,000
             Construction                                       4,501,000          2,038,000
          Consumer and other loans                             22,133,000         12,748,000
                                                           ---------------    ----------------
                                                              190,091,000        149,975,000
                                                           ---------------    ----------------

          Less:
             Undisbursed loan funds                            (3,475,000)        (1,536,000)
             Deferred loan fees and unamortized premiums
              and discounts, net                                  139,000           (441,000)
             Allowance for loan losses                         (1,465,000)        (1,158,000)
                                                           ---------------    ----------------
                                                               (4,801,000)        (3,135,000)
                                                           ---------------    ----------------

                                                         $    185,290,000        146,840,000
                                                           ===============    ================
                                                                     8.46%              8.53%
                                                           ===============    ================



       At June 30, 1998, the majority of the Bank's residential and consumer loans receivable are located in central and southern Indiana and southern Illinois.

       Activity in the allowance for loan losses for the years ended June 30 consists of:



                                                    1998              1997             1996
                                                    ----              ----             ----

          Balance at beginning of year         $   1,158,000           896,000          878,000
          Provision charged to operations            755,000           373,000           83,000
          Loans charged off, net of recoveries      (448,000)         (111,000)         (65,000)
                                                --------------    -------------     ------------

          Balance at end of year               $   1,465,000         1,158,000          896,000
                                                ==============    =============     ============


       Non accrual loans amounted to $3,491,000 and $2,330,000 at June 30, 1998 and 1997, respectively.

       The Bank makes loans to its officers and directors in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Activity in these loans for the year ended June 30, 1998 consists of:

           Balance at beginning of year                       $    614,000
           Loans originated                                        132,000
           Repayments                                             (482,000)
                                                                ===========
           Balance at end of year                             $    264,000
                                                                ===========

 (5)   Mortgage Banking

       The amount of loans serviced by the Bank for the benefit of others was $120,811,000, $112,642,000, and $81,353,000 at June 30, 1998, 1997 and
       1996, respectively.

       At June 30, 1998 and 1997,  unamortized  loan  servicing  rights  totaled
       $1,012,000 and $819,000, respectively, and are included in prepaid expenses and other assets in the Consolidated Statement of Financial Condition. For the years ended June 30, 1998, 1997, and 1996, the Bank capitalized $426,000, $366,000, and $454,000, respectively, of servicing rights on loans that were originated through its loan origination network and retail banking offices. The Bank had definitive plans to sell these mortgage loans and retain the servicing rights.

       During the year ended June 30, 1996, the Bank sold approximately $161,082,000 of its FHLMC and FNMA loan servicing portfolio which resulted in a gain of $237,000. All such gains and losses are included in other non-interest income in the Consolidated Statements of Earnings. No sales of the Bank's loan servicing portfolio occurred in 1998 or 1997.

(6)    Office Premises and Equipment

       Office premises and equipment at June 30 consist of:

                                                 1998              1997
                                                 ----              ----

           Land and improvements           $     345,000           345,000
           Buildings and improvements          2,956,000         2,952,000
           Furniture and equipment             1,949,000         1,986,000
                                            -------------     -------------
                                               5,250,000         5,283,000
           Less accumulated depreciation       2,173,000         2,058,000
                                            -------------     -------------

                                           $   3,077,000         3,225,000
                                            =============     =============

(7)    Deposits

       Deposits at June 30 consist of:



                                                                              1998                    1997
          Statement savings accounts (2.87% and 2.86% at
             June 30, 1998 and 1997)                                        6,340,000               6,766,000
          Variable rate savings accounts (6.00% at June 30,
                 1998 and 1997)                                             8,776,000               9,163,000
          NOW and Super NOW accounts (0.00%-3.10% and
                 0.00%-3.25% at June 30, 1998 and 1997)                     3,447,000               3,015,000
          Money market accounts (weighted average rate of 4.29%        -------------------     ----------------
                 and 4.06% at June 30, 1998 and 1997)                      23,025,000              23,208,000
                                                                       -------------------     ----------------

          Certificates:
                 Less than 4%                                                 247,000                 191,000
                 4% - 4.99%                                                 2,088,000               4,435,000
                 5% - 5.99%                                                51,675,000              77,581,000
                 6% - 6.99%                                                31,748,000              25,478,000
                 7% - 7.99%                                                 8,152,000              12,228,000
                 8% or more                                                   828,000               1,195,000
                                                                       -------------------     ----------------
                                                                           94,738,000             121,108,000
                                                                       -------------------     ----------------

          Weighted average cost of all deposits                           117,763,000             144,316,000
                                                                       ==============          ==============

                                                                                 5.56%                   5.49%
                                                                       ==============          ==============




       Scheduled maturities of certificates at June 30, 1998 are summarized as follows:

           Year ending June 30,

           1999                      $     60,706,000
           2000                            18,777,000
           2001                             6,838,000
           2002                             1,875,000
           2003                             4,490,000
           Thereafter                       2,052,000
                                      ----------------

                                     $     94,738,000
                                      ================

       Included in certificates at June 30, 1998 and 1997 are approximately $7,050,000 and $8,828,000, respectively, of certificates greater than $100,000.

       Eligible savings accounts are insured by the full faith and credit of the United States government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at June 30, 1998.

       Interest expense by type of deposit for the years ended June 30 follows:



                                                  1998              1997             1996
                                                  ----              ----             ----

          Statement Savings and variable
             rate savings accounts           $    552,000            316,000          392,000
          NOW, Super NOW and Money Market         381,000            375,000          652,000
          Certificates                          6,375,000          6,987,000        8,029,000
                                              --------------    -------------    -------------

                                             $  7,308,000          7,678,000        9,073,000
                                              ==============    =============    =============

       Net earnings for the year ended June 30, 1997 include a one-time pre-tax charge of $1,330,000 to federal insurance premiums for an industry-wide special assessment by the FDIC to recapitalize SAIF, which insures the Bank's customers' deposits. As a result of this one-time assessment, the Bank's deposit insurance premiums were reduced in 1998 and will continue to be reduced in the future.

(8)    Advances From FHLB and Other Borrowings

       Advances from FHLB and other borrowings at June 30 consist of:



                                                                                     1998                1997
                                                                                     ----                ----

          Advances from FHLB collateralized by qualifying mortgages,  investment securities  and  mortgage-backed  securities (as defined) equal to
              125% of FHLB
              advances                                                         $   115,381,000          98,815,000
          Promissory note with interest payable at prime rate
              (as defined) plus 1/2% (9.0% at June 30,
              1997) with principal payments of $49,375
              due quarterly through December 30, 2004.
              Collateralized by 100% of the common stock of
              the-Bank. Prepaid in November 1997                                           ---           1,481,000
                                                                                ----------------    ----------------

                                                                               $   115,381,000         100,296,000
                                                                                ================    ================

       The interest rates on the advances from FHLB at June 30, 1998 were as follows: $5,000,000 at 4.88%, $13,209,000 at 4.96%, $10,000,000 at 5.00%,
       $10,000,000  at  5.35%,  $10,000,000  at  5.39%,  $10,000,000  at  5.50%,
       $10,000,000  at  5.55%,  $5,000,000  at  5.60%,   $10,000,000  at  5.62%,
       $10,000,000  at  5.68%,   $10,000,000  at  5.72%,  $3,000,000  at  5.83%,
       $9,000,000  at  5.85%,  and  $172,000  at  5.91%.  Although  all of these advances are at fixed interest rates, the FHLB has the option at various times of converting $87,000,000 of the advances to variable interest rates. The interest rates on the advances from FHLB at June 30, 1997 were as follows: $5,000,000 at 5.46%, $5,000,000 at 5.43%, $3,617,000 at
       4.96%,  $10,000,000 at 5.62%, $13,000,000 at 5.66%, $10,000,000 at 5.39%,
       $198,000 at 5.91%,  $10,000,000 at 5.50%, $9,000,000 at 5.85%, $3,000,000
       at 5.83%, $10,000,000 at 5.72%, and $20,000,000 of variable rate advances with a rate at June 30, 1997 of 5.775%. The weighted average interest rate of all borrowings was 5.44% and 5.62% at June 30, 1998 and 1997, respectively.

       Securities sold under agreements to repurchase ("reverse repurchases") represent an indebtedness of the Bank secured by U.S. Treasury and agency obligations, to be repurchased upon maturity. Reverse repurchases averaged $964,000, and $2,956,000 for the years ended June 30, 1997 and 1996, respectively, with maximum amounts outstanding at any month-end of $4,020,000, and $8,838,000 during the years ended June 30, 1997 and 1996, respectively.

       Advances from FHLB at June 30, 1998 are contractually scheduled to mature as follows:

           Maturity

              1999                  $       26,209,000
              2000                          19,000,000
              2001                                   -
              2002                          10,000,000
              2003                          35,000,000
              Thereafter                    25,172,000
                                       ===============
                                    $      115,381,000
                                       ===============

 (9)   Stockholders' Equity

       The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

       Thrift institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At June 30, 1998, the Bank's risk-based capital ratio of 15.0% exceeded the required amount. Risk-based capital is defined as the Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The carrying value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

       Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Bank's primary regulator, OTS, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At June 30, 1998, the Bank's core capital and leverage ratio of 8.7% were in excess of the required amounts.

       The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) capital ratio of at least five percent. At June 30, 1998, the Bank was classified as well-capitalized with a total risked based capital ratio of 15.0%, a Tier 1 risked-based capital ratio of 14.3% and a leverage (core) capital ratio of 8.7%.

       The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may, without prior OTS approval, make distributions to the Corporation of up to 100% of its net earnings during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions regarding payments of dividends to its shareholders, other than restrictions under Indiana law.

       The following is a summary of the Bank's regulatory capital and capital requirements at June 30, 1998 and 1997.

                                                                                                      To be well
                                                                                                    capitalized under
                                                                        For capital                 prompt corrective
                                             Actual                  adequacy purposes              action provisions
                                   ---------------------------    -------------------------     --------------------------

                                      Amount          Ratio          Amount         Ratio          Amount         Ratio
                                   --------------    ---------    -------------     -------     -------------    ---------

        As of June 30, 1998:

           Total capital to
             risk-weighted
             assets                  23,602,000        15.0%        12,633,000       8.0%         15,792,000     10.0%

           Tier 1 capital to
              risk-weighted
              assets                 22,602,000        14.3%         6,317,000       4.0%          9,475,000      6.0%

           Tier 1 capital to
             adjusted total          22,602,000         8.7%        10,391,000       4.0%         12,989,000      5.0%
             assets

        As of June 30, 1997:

           Total capital to
             risk-weighted
             assets                  23,086,000        16.0%        11,555,000       8.0%         14,444,000     10.0%

           Tier 1 capital to
              risk-weighted
              assets                 22,436,000        15.5%         5,778,000       4.0%          8,666,000      6.0%

           Tier 1 capital to
             adjusted total
             assets                  22,436,000         8.3%        10,823,000       4.0%         13,528,000      5.0%


       At the time of conversion from mutual to stock in 1987, the Bank established a liquidation account which equaled the Bank's retained earnings as of the date of the latest Statement of Financial Condition included in the offering document. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount to the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

       On October 23, 1997, the Board of Directors approved a 3-for-2 stock split. On December 18, 1997, the Board of Directors approved a 5% common stock dividend. Also, on November 22, 1996 and December 21, 1995, the Board of Directors approved 5% common stock dividends. All share and per share data have been retroactively restated to reflect the stock split and stock dividends.

       Stock Option Plans

       The Corporation has a stock option plan under which 260,465 authorized but unissued shares of common stock were reserved. Under the plan, 151,938 non-qualified stock options were granted at $3.45 per share to outside directors and 65,117 incentive stock options and 16,279 non-qualified stock options were granted at $3.45 and $3.54 per share, respectively, to certain key employees. Of the 65,117 incentive stock options granted to certain key employees, 2,605 options were canceled in 1994. All options granted had been exercised or canceled as of June 30, 1996. In 1997, 26,775 incentive stock options were granted at $19.07 to certain key employees. In 1998, no incentive stock options were granted.

       Shares available and options outstanding under the plans are as follows:

                                                 Shares
                                                available
                                               for future          Options          Price per
                                                  grant          outstanding          share

           Balance at June 30, 1995 and 1996        29,736                 -            -
               Granted in 1997                     (26,775)           26,775           19.07
                                               -------------    --------------
           Balance at June 30, 1997                  2,961            26,775           19.07
               Exercised in 1998                         -            (1,575)          19.07
                                               =============    ==============
           Balance at June 30, 1998                  2,961            25,200           19.07
                                               =============    ==============    ==============

       SFAS No. 123,  Accounting for  Stock-Based  Compensation,  defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. Companies are encouraged, but not required to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, but are required to disclose in a note to the financial statements pro-forma net earnings and earnings per share as if the company had applied the new method of accounting. The Company applied APB No. 25 in accounting for its stock-based compensation plans. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, for options granted in 1997, net earnings and basic earnings per share would have been as follows:

                                                  1998           1997
                                                  ----           ----

           Net earnings:
               As reported                 $    1,911,000         821,000
                                             =============    ============
               Pro forma                   $    1,911,000         724,000
                                             =============    ============

           Basic earnings per share:
               As reported                 $         1.75             .75
                                             =============    ============
               Pro forma                   $         1.75             .66
                                             =============    ============

       The following weighted average assumptions were used in 1997 in the option pricing model: a risk free interest rate of 6.39%; an expected life of the options of 5 years; an expected dividend yield of 1.33%; and a volatility factor of .27.

       Stock Purchase Plans

       The Corporation maintains an Employee Stock Purchase Plan whereby full-time employees of 1ST BANCORP and subsidiaries can purchase the Corporation's common stock at a discount. The purchase price of the shares under this plan is 85% of the fair market value of such stock at the beginning or end of the offering period, whichever is lesser. A total of 24,522 authorized but unissued shares were reserved for issuance under this plan. In 1998, 5,613 shares were issued and purchased by employees. The Board of Directors suspended this plan effective June 30, 1998 for plan years 1999 and beyond. Under a former plan, with identical terms as the existing plan, a total of 5,904 and 8,621 shares were issued and purchased by employees in 1997 and 1996, respectively.

       Stock Repurchase Plan

       In August 1996, the Board authorized the repurchase of up to 5% of the outstanding shares of common stock (1,108,230 shares were outstanding at the time), subject to market conditions, over a two year period which expires in August 1998. During the years ended June 30, 1998 and 1997, 15,750 and 11,628 shares, respectively, of common stock were repurchased at an average price per share of $19.37 and $17.80, respectively. Under a similar plan, 10,516 shares were repurchased in 1996 at an average price of $17.28.


(10)   Earnings Per Share

       In February 1997, the FASB issued Statement of Financial Accounting Standard No. 128, Earnings Per Share (FAS 128). FAS 128 provides computation, presentation, and disclosure requirements for earnings per share and supersedes Accounting Principles Board Opinion 15. Basic earnings per share for 1998, 1997, and 1996, were computed by dividing net earnings by the weighted average shares of common stock outstanding (1,090,922, 1,101,724, and 1,103,539 in 1998, 1997, and 1996,
       respectively). Diluted earnings per share for 1998, 1997, and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (1,099,293, 1,101,724, and 1,103,539 in 1998, 1997, and 1996,
       respectively.) Dilution of the per-share calculation relates to stock options. Diluted earnings per share for 1998, 1997, and 1996 are the same as primary earnings per share calculated and reported under superseded APB 15. Fully diluted earnings per share as previously reported under APB 15 are no longer required.

(11)   Employee Benefit Plans

       Substantially all employees are covered under a noncontributory defined benefit pension plan. Net periodic pension expense (benefit) for the years ended June 30 consists of the following:

                                                       1998              1997             1996
                                                       ----              ----             ----

          Service cost                            $      81,000          128,000          177,000
          Interest cost                                  77,000           79,000          124,000
          Actual return on assets                      (279,000)        (173,000)         (87,000)
          Net amortization and deferral                 (15,000)          76,000          (34,000)
                                                   --------------    -------------     -----------

          Net periodic pension expense (benefit)  $    (136,000)         110,000          180,000
                                                   ==============    =============     ===========


       Prior service cost is being amortized over the average remaining service period of active employees.


       Accumulated plan benefit information for the Bank's plan is as follows:

                                                                                     1998                1997
                                                                                     ----                ----

          Actuarial present value of projected benefit obligations:
              Vested benefit obligation                                       $      747,000             721,000
              Nonvested benefit obligation                                            31,000              60,000
                                                                                --------------    ----------------
                 Total accumulated benefit obligation                                778,000             781,000
              Additional benefits based upon estimated future
                 salary levels                                                       192,000             190,000
                                                                                --------------    ----------------
                 Total projected benefit obligation                                  970,000             971,000
          Fair market value of plan assets                                         1,526,000           1,336,000
                                                                                --------------    ----------------
          Fair market value of plan assets over projected benefit
              obligation                                                             556,000             365,000

          Unrecognized prior service cost                                            (25,000)            (28,000)
          Unrecognized gain                                                         (350,000)           (355,000)
          Unrecognized transition asset                                                5,000               6,000
                                                                                --------------    ----------------

                 Accrued pension asset (liability)                            $      186,000             (12,000)
                                                                                ==============    ================

       The weighted-average assumed rate of return used in determining the net periodic pension cost for 1998 and 1997 was 8.0% and in determining the actuarial present value of accumulated benefit obligations at June 30, 1998 and 1997 was 7.5%. The weighted-average rate of increase in future compensation levels used for 1998 and 1997 was 5.0%.

       The Bank has an Incentive Bonus Plan for certain salaried employees. The bonus pool for the years ended June 30, 1998, 1997 and 1996 was $278,000, $220,000, and $300,000, respectively.

       Effective July 1, 1993, the Board of Directors approved a supplemental retirement plan (Officer Plan) for certain key officers. The Officer Plan provides a target benefit to eligible employees based on their projected salary at time of retirement. Effective July 1, 1993, the Board of Directors also approved a deferred compensation agreement for the directors (Directors Plan). The Directors Plan allows the directors to defer their monthly director fee. The deferred fees accrue interest and will be paid out over a fifteen-year period once the director reaches normal retirement age. Both plans provide certain additional survivor benefits in the case of death before retirement. In connection with the plans, on July 1, 1993 the Bank purchased life insurance policies on certain of the officers and directors participating in the plans. During the years ended June 30, 1998, 1997 and 1996, the Bank expensed $256,000, $102,000, and $99,000, respectively, under the plans and recognized $66,000, $65,000, and $41,000, respectively, related to life insurance policy cash surrender values. In addition to the expense for the year ended June 30, 1996, $133,000 related to benefits for officers terminated as a result of the branch sales was charged against the gain on sale of branches.

(12)   Income Taxes

       The components of the provision (benefit) for income taxes for the years ended June 30 consist of:


                                        1998              1997             1996
                                        ----              ----             ----
          Current:
             Federal               $    510,000           (213,000)       2,881,000
             State income taxes         236,000             71,000          843,000
          Deferred                     (130,000)          (107,000)        (351,000)
                                    --------------    -------------    --------------

                                   $    616,000           (249,000)       3,373,000
                                    ==============    =============    ==============

       The differences between the effective income tax rate and the statutory Federal corporate rate consist of:



                                                                               1998           1997           1996
                                                                               ----           ----           ----

          Statutory Federal income tax rate                                     34.0%          34.0%          34.0%

          Increase (decrease) in taxes resulting from:
             State taxes, net of federal benefit                                 6.2            8.2            6.1
             Affordable, housing tax credit                                    (13.6)         (60.0)           -
             Refund of prior year taxes                                          -            (26.0)           -
             Increase in cash surrender value of life insurance                 (0.9)          (3.8)          (0.2)
             Other                                                              (1.3)           4.1           (3.0)
                                                                             ----------    -----------     ----------

          Effective tax rate                                                    24.4%         (43.5)%         36.9%
                                                                             ==========    ===========     ==========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30 consist of:


                                                                                1998            1997
                                                                                ----            ----

          Deferred tax assets:
              Deferred loan fees                                            $    20,000          41,000
              Securities available for sale                                      24,000          72,000
              Allowance for loan losses for financial reporting purposes        400,000         260,000
              Deferred compensation and benefits                                307,000         270,000
              Uncollected interest                                               89,000               -
              Other                                                              16,000          26,000
                                                                             -----------     -----------
                                                                                856,000         669,000
                                                                             -----------     -----------

          Deferred tax liabilities:
              Mortgage servicing                                                405,000         327,000
              Excess tax depreciation                                            86,000          85,000
              FHLB stock dividend                                                52,000          52,000
              Allowance for loan losses for tax purposes in excess of
                 base year allowance                                             80,000         125,000
              Partnership loss                                                   53,000               -
              Other                                                              64,000          46,000
                                                                             -----------     -----------
                                                                                740,000         635,000
                                                                                             -----------
                                                                             -----------

          Net deferred tax asset                                            $   116,000          34,000
                                                                             ===========     ===========


       Under the Internal Revenue Code, through 1996 the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the Bank was permitted to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deductions or actual loss experience. The Bank generally computed its annual addition to its bad debt reserves using the percentage of taxable income method; however, due to certain limitations in 1996, the Bank was only allowed a deduction based on actual loss experience.

       Under legislation enacted in 1996, beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using a percentage of taxable income method. Also, beginning in 1997, the Bank is required to recapture its excess bad debt reserve over its 1987 base year reserve over a six-year period. The amount has been provided in the Bank's deferred tax liability.

       Retained earnings at June 30, 1998, includes approximately $2,300,000 for which no provision for federal income taxes has been made. This amount represents allocations of income for allowable bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

       Financial Services of Southern Indiana Corp. ("Financial Services"), a subsidiary of the Bank, became a limited partner in House Investments, Shady Oak, L.P. during 1994. Under the terms of the partnership agreement, Financial Services contributed capital of $2,500,000 in 1995. The Partnership owns and operates an apartment complex which qualifies for affordable housing tax credits. The investment is being accounted for using the equity method. The Bank also provided a mortgage loan to the partnership in August 1996 which had a balance of $2,269,000 and $2,287,000 at June 30, 1998 and 1997, respectively.

(13)   Sale of Branches

       On December 16, 1995, the Corporation completed the sale of certain assets and certain liabilities of two of the Bank's full-service retail branch offices in Tipton and Kokomo, Indiana resulting in a pre-tax gain of $7,274,000. The transaction consisted of the sale of certain mortgage and consumer loans, office premises and equipment and the transfer of certain deposit liabilities.

(14)   Commitments and Contingencies

       The Bank had outstanding commitments to originate and sell loans and mortgage-backed securities of $18,143,000 and $5,255,000, and $1,674,000 and $2,555,000 at June 30, 1998 and 1997, respectively. The Bank had no outstanding commitments to purchase loans, mortgage-backed securities, and investments at June 30, 1998. These commitments, which are subject to certain limitations, extend over varying periods of time with the majority to be fulfilled over a 12-month period. The Bank does not project any losses will be incurred as a result of these commitments. The majority of the commitments to originate loans are for fixed rate mortgage loans at rates ranging from 6.75% to 10.40% and adjustable rate mortgage loans at rates ranging from 7.25% to 10.25% at June 30, 1998.

(15)   Parent Company Financial Information

       Following is condensed financial information of the Corporation:

       Condensed Statements of Financial Condition



                                                                                              June 30,
                                                                                  ----------------------------------
       Assets                                                                          1998               1997
       ------                                                                          ----               ----

       Cash                                                                     $        330,000            691,000
       Investment in subsidiaries                                                     23,513,000         23,091,000
       Due from subsidiary                                                                14,000             33,000
       Other assets                                                                            -             16,000
                                                                                  ---------------    ---------------

                                                                                $     23,857,000         23,831,000
                                                                                  ===============    ===============

       Liabilities and Stockholders' Equity

       Long-term debt                                                                          -          1,481,000
       Accounts payable and accrued expenses                                               2,000             17,000
                                                                                  ---------------    ---------------
                                                                                           2,000          1,498,000

       Stockholders' equity                                                           23,855,000         22,333,000
                                                                                  ---------------    ---------------

                                                                                $     23,857,000         23,831,000
                                                                                  ===============    ===============



       Condensed Statements of Earnings

                                                                                 Year ended June 30,
                                                                   -------------------------------------------------
                                                                       1998              1997             1996
                                                                       ----              ----             ----

       Dividend from subsidiaries                                 $   1,800,000         1,600,000          550,000
       Other operating income                                            21,000            27,000           38,000
       Operating expenses                                              (168,000)         (242,000)        (263,000)
                                                                   --------------    -------------    --------------
                                                                      1,653,000         1,385,000          325,000
       Income tax benefit                                                58,000            85,000           89,000
                                                                   --------------    -------------    --------------
       Income before equity in undistributed earnings
         of subsidiaries                                              1,711,000         1,470,000          414,000
       Equity in undistributed earnings (loss) of
         subsidiaries                                                   200,000          (649,000)       5,348,000
                                                                   --------------    -------------    --------------

             Net earnings                                         $   1,911,000           821,000        5,762,000
                                                                   ==============    =============    ==============


       Condensed Statements of Cash Flows


                                                                                 Year ended June 30,
                                                                  --------------------------------------------------
                                                                       1998              1997              1996
                                                                       ----              ----              ----

       Net cash flows from operating activities:
       Net earnings                                              $    1,911,000           821,000         5,762,000
       Adjustments to reconcile net earnings to net
         cash provided by operating activities:
           Equity in undistributed earnings of
              subsidiaries                                             (200,000)          649,000        (5,348,000)
           Change in accounts payable and accrued
              expenses                                                  (15,000)                -                 -
           Change in due from subsidiary                                 19,000           (12,000)           25,000
           Change in other assets                                        16,000             3,000             1,000
                                                                  ---------------    -------------    ---------------
              Net cash provided by operating
                activities                                            1,731,000         1,461,000           440,000
                                                                  ---------------    -------------    ---------------

       Cash flows from investing activities:
         Capital contributions to subsidiaries                         (149,000)         (500,000)                -
                                                                  ---------------    -------------    ---------------
              Net cash used by investing activities                    (149,000)         (500,000)                -
                                                                  ---------------    -------------    ---------------

       Cash flows from financing activities:
         Repayment of long-term debt                                 (1,481,000)         (198,000)         (197,000)
         Dividends to stockholders                                     (298,000)         (279,000)         (266,000)
         Purchase of common shares                                     (305,000)         (207,000)         (182,000)
         Proceeds from issuance of common stock                         141,000           133,000           137,000
                                                                  ---------------    -------------    ---------------
              Net cash used by financing activities                  (1,943,000)         (551,000)         (508,000)
                                                                  ---------------    -------------    ---------------

       Net increase (decrease) in cash and cash
         equivalents                                                   (361,000)          410,000           (68,000)

       Cash and cash equivalents at beginning of year                   691,000           281,000           349,000
                                                                  ---------------    -------------    ---------------

       Cash and cash equivalents at end of year                  $      330,000           691,000           281,000
                                                                  ===============    =============    ===============


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

       The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at June 30.

                                                                   1998                             1997
                                                       -----------------------------    ------------------------------
                                                        Carrying        Estimated        Carrying         Estimated
       (In thousands)                                    amount         fair value        amount          fair value

       Assets
         Cash and cash equivalents                    $    16,163            16,163          20,294           20,294
         Securities including securities
           available for sale                              35,057            35,018          55,653           55,144
         Loans receivable including loans
           held for sale, net                             187,739           189,022         174,609          173,651
         Accrued interest receivable                        1,729             1,729           2,180            2,180
         Stock in FHLB of Indianapolis                      5,769             5,769           4,941            4,941
         Residential mortgage loan servicing                1,012             1,165             819            1,005

       Liabilities
         Deposits                                         117,763           117,569         144,316          143,241
         Borrowings
           FHLB advances                                  115,381           115,735          98,815           97,599
           Long-term borrowing                                  -                 -           1,481            1,481
         Advance payments by borrowers
           for taxes and insurance                            362               362             304              304
         Accrued interest payable                             856               856           1,409            1,409


       The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

       Cash and Cash Equivalents. The fair value of cash and cash equivalents approximates carrying value.

       Securities.  Fair values are based on quoted market prices.

       Loans Receivable Including Loans Held for Sale, Net. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and similar maturities. Contractual cash flows for all types of loans were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision.

       Accrued   Interest   Receivable.   The  fair  value  of  these  financial
       instruments approximates carrying value.

       Stock in FHLB of Indianapolis. The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

       Residential Mortgage Loan Servicing. The fair value of residential mortgage loan servicing rights is determined based on an internal valuation using the estimated discounted net cash flows to be received less the estimated cost of servicing.

       Deposits. The fair value of deposits is calculated using a discounted cash flow analysis that applies market interest and decay estimates consistent with those used by the Office of Thrift Supervision for similar deposit accounts.

       FHLB Advances. Fair values for fixed-maturity fixed-rate FHLB advances and fix-maturity variable rate advances are calculated using either fair market valuations provided by the FHLB of Indianapolis or a discounted cash flow analysis applying market interest rates for similar borrowings.

       Long-term Borrowing. The long-term borrowing is an adjustable instrument tied to the prime interest rate. Fair value approximates carrying value.

       Advance Payments by Borrowers for Taxes and Insurance. The fair value approximates carrying value.

       Accrued Interest Payable. The fair value of these financial instruments approximates carrying value.

(17)   Subsequent Event

       On August 6, 1998, the Corporation announced that it had entered into a definitive agreement to merge the Corporation with and into German American Bancorp. Under the terms of the agreement, the shareholders of the Corporation are targeted to receive shares of common stock of German American Bancorp with an equivalent value of approximately $50.94 for each 1ST BANCORP share, subject to certain changes in the market value of German American Bancorp shares.

       The proposal is subject to approval by the shareholders of both the Corporation and German American Bancorp, approval by appropriate bank regulatory agencies and other conditions outlined in the agreement. The Corporation anticipates the merger will become effective during the first calendar quarter of 1999. In connection with the definitive agreement, the Corporation also entered into a Stock Option Agreement with German American Bancorp, which gives German American Bancorp an option to purchase 19.9% of the Corporation's outstanding shares at $50.94 per share upon the occurrence of certain events that create the potential for another party to acquire control of the Corporation.

                          1ST BANCORP AND SUBSIDIARIES

                                OFFICE LOCATIONS

1ST BANCORP
Corporate Headquarters:
      101 N. Third Street
      Vincennes, Indiana 47591
      (812) 885-2255
      (800) 688-3865

First Federal Bank, A Federal Savings Bank
Main Office:
      101 N. Third Street
      Vincennes, Indiana 47591
      (812) 882-4528
      (800) 688-4528

Willow Street Drive Up Branch:
      1700 Willow Street
      Vincennes, Indiana 47591
      (812) 885-6085

Main Office Annex:
      102 N. Fifth Street
      Vincennes, Indiana 47591
      (812) 885-2255
      (800) 688-3865

Evansville Loan Origination Office:
   125 N. Weinbach, Suite 730
   Evansville, Indiana 47711
   (812) 476-4441
   (888) 476-4441

First Financial Insurance Agency, Inc.
Main Office:
   626 Veterans Drive
   Vincennes, Indiana 47591
   (812) 886-7283

Princeton Office:
   108 South 5th Ave.
   Princeton, Indiana 47670
   (812) 385-2659

First Title Insurance Company
   102 N. Fifth Street
   Vincennes, Indiana 47591
   (812) 882-7837

                          1ST BANCORP AND SUBSIDIARIES

                      DIRECTORS AND OFFICERS OF 1ST BANCORP

C. James McCormick, Chairman & CEO*

      Chairman of the Board - McCormick, Inc., Bestway Express, Inc., and President of JAMAC Corp.

John J. Summers, Vice Chairman

      Retired President,
      Hamilton Glass Products, Inc.

Frank Baracani, President*

      President and Chief Executive Officer,
      First Federal Bank,
      A Federal Savings Bank

Donald G. Bell, Vice President

      Retired Senior Partner - Hart, Bell, Cummings,
      Ewing & Stuckey, Attorneys-at-Law

Lynn Stenftenagel, Secretary/Treasurer*

      Executive Vice President, Secretary,
      and Chief Financial Officer,
      First Federal Bank,
      A Federal Savings Bank

R. William Ballard

      Retired Senior Vice President,
      First Federal Bank,
      A Federal Savings Bank

James W. Bobe
      Farmer and County Commissioner

Ruth Mix Carnahan

      Secretary-Treasurer, Carnahan Grain, Inc.

Rahmi Soyugenc

      Chairman of the Board and President -
      Evansville Metal Products, Inc.,
      President - National Anodizing &
      Plating, Keller Street Corporation

All directors of 1ST BANCORP are also directors of First Federal Bank, A Federal Savings Bank

*Also director and officer of First Financial Insurance
Agency, Inc. and First Title Company

                              1ST BANCORP AND SUBSIDIARIES

                                      MANAGEMENT

        Officers of First Federal Bank, A Federal Savings Bank

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
Lynn Stenftenagel, Executive Vice President, Chief Financial
    Officer and Secretary
Ruth Mix Carnahan, Treasurer
Bradley M. Rust, Senior Vice President/Controller
Gerald R. Belanger, Senior Vice President
Jay A. Baker, Vice President
Laura E. Bogard, Vice President
Rana M. Lee, Vice President
Cheryl A. Otten, Vice President
Paula J. Pesch, Vice President
Doris J. Blackburn, Assistant Vice President
Scott E. Blackburn, Assistant Vice President
Lynn Elliott, Assistant Vice President
Kelly J. Gay, Assistant Vice President
Ruth Etta Hunter, Assistant Vice President
Randall W. Pratt, Assistant Vice President
Karen K. Tolliver, Assistant Vice President
Carol A. Witshork, Assistant Vice President
Glenda L. Berryman, Assistant Secretary
Katherine E. Coleman, Assistant Secretary
Denise A. Loudermilk, Assistant Secretary
Shirley S. Rose, Assistant Secretary
Shawn M. Thomas, Assistant Secretary


           Officers of First Financial Insurance Agency, Inc.

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
J. Timothy Tresslar, Vice President and General Manager
Lynn Stenftenagel, Secretary and Treasurer

                    Officers of First Title Insurance Company

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
Lynn Stenftenagel, Secretary and Treasurer
Kathy V. Frey, General Manager

                          1ST BANCORP AND SUBSIDIARIES

                              CORPORATE INFORMATION
Corporate Headquarters

      101 North Third Street, Vincennes, Indiana 47591
      Annex - 102 North Fifth Street, Vincennes, Indiana 47591
      (812) 885-2255

General Counsel

      Hart, Bell, Cummings, Ewing & Stuckey, Vincennes, Indiana

Special Counsel

      Barnes & Thornburg, Indianapolis, Indiana

Transfer Agent

      Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      MD#1050F5
      Cincinnati, Ohio 45202
      (800) 837-2755

Independent Public Accountants

      KPMG Peat Marwick LLP, Indianapolis, Indiana

Statement of Policy
      1ST BANCORP is an equal opportunity employer.

Form 1O-K Report

    Forms 1O-K and 1O-Q, as filed with the SEC, are available without charge by writing to Lynn Stenftenagel, 1ST BANCORP, 101 North Third Street, Vincennes, Indiana 47591 or by calling (812) 885-2255.

Shareholder Information

     At July 31, 1998, there were 385 shareholders of record and 1,096,189 shares of common stock outstanding.

Market Information

   1ST BANCORP common stock is traded on NASDAQ under the symbol FBCV. The following table sets forth the high and low bid prices per share of common stock for the periods indicated. This information was furnished by the NASD.

                  Quarter Ended           High        Low
                  June 1998               45.00       26.50
                  March 1998              29.25       25.00
                  December 1997           40.50       26.00
                  September 1997          43.50       29.00

                  June 1997               33.25       30.00
                  March 1997              32.00       28.50
                  December 1996           31.50       27.25
                  September 1996          32.00       26.00

Internet Address
    http://www.businesswire.com/cnn/fbcv.htm